Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
AMICAS, INC.,
MERGE HEALTHCARE INCORPORATED
AND
PROJECT READY CORP.
Dated as of february 28, 2010

i

			Page
	Section 8.7	Assignment	66
	Section 8.8	Severability	66
	Section 8.9	Consent to Jurisdiction; Venue	66
	Section 8.10	Waiver of Trial by Jury	67
Article IX	CERTAIN DEFINITIONS		67

EXHIBITS
A.	Form of Stockholder Agreement

B.	Equity Commitment Letters

C.	Guarantee

D.	FIRPTA Certificate

E.	Amended and Restated Certificate of Incorporation

F.	Form of Escrow Agreement
ANNEX
A.	Conditions to the Offer

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of February 28, 2010, is by and among Merge Healthcare Incorporated, a Delaware corporation (“Parent”), Project Ready Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and AMICAS, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Article IX, and Article IX includes an index of all capitalized terms used in this Agreement.
RECITALS
     WHEREAS, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), including the associated Rights (as defined below) at a price per share of Company Common Stock (including the associated Right) of $6.05 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement.
     WHEREAS, the Company, Parent and Merger Sub each have determined that it is advisable, fair to and in the best interests of its stockholders to effect the merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of Company Common Stock (including the associated Rights) not owned by Parent, Merger Sub or the Company shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.
     WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (i) concluded that the Offer, the Merger and the transactions contemplated by this Agreement constitute a Superior Proposal (as such term is defined in the Agreement and Plan of Merger dated December 24, 2009 by and among Amicas, Inc., Project Alta Merger Corp. and Project Alta Holdings Corp. (the “Prior Merger Agreement”)) to the merger and transactions contemplated in the Prior Merger Agreement (ii) determined that the Offer, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Common Stockholders”), (iii) withdrawn its recommendation of the Prior Merger Agreement and the transactions contemplated thereby, (iv) approved this Agreement, the Merger and the other transactions contemplated hereby, (v) approved resolutions recommending the approval and adoption of this Agreement by the Company Common Stockholders, (vi) approved resolutions recommending that the Company Common Stockholders accept the Offer and tender their Company Common Stock pursuant to the Offer (the recommendations set forth in clauses (v) and (vi) being the “Company Recommendations”), and (vii) taken all necessary action to render the Company’s Rights Agreement, dated as of December 5, 2002, between the Company (f/k/a VitalWorks, Inc.) and StockTrans, Inc. as rights agent (the “Rights Plan”) and the rights to purchase Series B Junior Preferred Stock (each, a “Right”) outstanding thereunder, inapplicable to the Offer, this Agreement, the Merger and the other transactions contemplated hereby.
     WHEREAS, the Company Board of Directors has deemed the Offer and the Merger as contemplated by this Agreement to be a “Superior Proposal” (as such term is defined in the Prior Merger Agreement) and therefore, immediately prior to execution of this Agreement by Company, the Company terminated the Prior Merger Agreement in accordance with its terms and has paid the Company Termination Fee pursuant thereto.
     WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Company Common Stockholders have entered into stockholder agreements in the form attached hereto as Exhibit A (the “Stockholder Agreements”), dated as of the date hereof, with Parent.
     WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain entities have issued the Equity Commitment Letters attached as Exhibit B hereto (the “Equity Commitment Letters”) to Parent and the Sponsor has entered into the Guarantee, dated as of the date hereof (the “Guarantee”), in the form attached as Exhibit C hereto, pursuant to which the Sponsor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement, on the terms and subject to the conditions set forth therein.
     WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and the Company have entered into an Escrow Agreement with Bank of New York Mellon as escrow agent thereunder in the form attached as Exhibit F hereto (the “Escrow Agreement”), pursuant to which the Parent has caused the Escrow Amount (as defined below) to be placed into escrow for the benefit of the Company in the event that the Parent Termination Fee becomes payable hereunder.
AGREEMENT
     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:
ARTICLE I
THE OFFER AND THE MERGER
     Section 1.1 The Offer.
     (a) Subject to the conditions of this Agreement, as promptly as practicable but in no event later than ten (10) Business Days after the date that the Company executes this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Exchange Act. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the conditions set forth in Annex A hereto. The initial expiration date of the Offer shall be the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) of the SEC).
Merger Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive or modify the Minimum Tender Condition (as defined in Annex A) to the extent that Merger Sub or Parent would purchase 50% or less of the Fully Diluted Shares or to increase the Minimum Tender Condition, (iv) add to the conditions set forth in Annex A or modify any condition set forth in Annex A in any manner adverse to the Company Common Stockholders, (v) extend the Offer, or (vi) modify the form of consideration payable in the Offer. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions (other than the Minimum Tender Condition) to Merger Sub’s obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived, including, without limitation, HSR Clearance, (ii) extend the Offer for a period of not more than ten (10) Business Days beyond the initial expiration date of the Offer, if on the date of such extension less than 90% of the outstanding shares of Company Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iv) extend the Offer, one time only, for any reason for a period of not more than fifteen (15) Business Days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence. In addition if at the otherwise scheduled expiration date of the Offer any condition to the Offer is not satisfied, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer at the request of the Company for one period of not more than twenty (20) Business Days. In addition, Merger Sub may make available a “subsequent offering period,” in accordance with Rule 14d-11 of the SEC, of not less than ten (10) Business Days. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, (A) as soon as practicable after becoming obligated to purchase shares of Company Common Stock pursuant to the Offer, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer (the date of acceptance for payment, the “Acceptance Date”), which acceptance may be by oral notice to the Paying Agent, (B) on the closing date of the Offer (which shall be not more than five (5) Business Days following the Acceptance Date), deposit or cause to be deposited with the Paying Agent, cash in U.S. dollars sufficient to pay the aggregate Offer Price for all such accepted shares of Company Common Stock and (C) as soon as practicable following such deposit, cause the Paying Agent to pay for all shares of Company Common Stock so accepted for payment.
     (b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC and deliver to the Company and its counsel a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company Common Stockholders, in each case as and to the extent required by applicable Federal securities laws. To the extent practicable, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel as promptly as practicable with copies of any correspondence that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents as promptly as practicable after receipt of those comments.
     (c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.
     (d) Subject to Section 5.1 of this Agreement, if, between the date of this Agreement and the Acceptance Date, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Offer Price shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the Company Common Stockholders the same economic effect as contemplated by this Agreement prior to such action.
     Section 1.2 Company Actions.
     (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by the Transaction Documents (collectively, the “Transactions”).
     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) describing the Company Recommendations and shall mail the Schedule 14D-9 to the Company Common Stockholders. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company Common Stockholders, in each case as and to the extent required by applicable Federal securities laws. To the extent practicable, the Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before such document is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by the Parent and its counsel. The Company shall provide the Parent and its counsel as promptly as practicable with copies of any correspondence that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 as promptly as practicable after receipt of those comments.
     (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company Common Stockholders. Subject to the requirements of applicable Law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon written request, deliver to the Company (or, at the Company’s option, destroy) all copies of such information then in their possession.
     Section 1.3 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.
     Section 1.4 Closing. Subject to the terms and conditions of this Agreement, the Closing of the Merger will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606, unless another time, date or place is agreed to in writing by the parties.
     Section 1.5 Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be delivered for filing with the Delaware Secretary. The Merger shall become effective at the Effective Time. If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.
     Section 1.6 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
     (a) Except as provided in Section 1.6(d) or Section 1.6(b) herein, each share of Company Common Stock (including the associated Rights) issued and outstanding immediately prior to the Effective Time (excluding Dissenter Shares) shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and each holder of a certificate theretofore representing such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted, as provided herein.
     (b) Each share of Company Common Stock that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each share of Company Common Stock owned by Parent or Merger Sub shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.
     (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     (d) If between the Acceptance Date and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the Company Common Stockholders the same economic effect as contemplated by this Agreement prior to such action.
     Section 1.7 Organizational Documents.
     (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended in its entirety to read as set forth on Exhibit E hereto and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law.

     (b) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be amended to refer to “AMICAS, Inc.”). Thereafter, as so amended, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.
     Section 1.8 Directors and Officers of the Surviving Corporation. The Company shall cause to be delivered to Parent, at Closing, resignations of all the directors of the Company to be effective upon the consummation of the Merger. At the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.
     Section 1.9 Company Options and Stock-Based Awards.
     (a) Equity Award Waivers. Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary waivers, consents or releases, in form and substance reasonably satisfactory to Parent, from holders of Company Common Stock Options and other equity awards under the Company Option Plans and take all such other action, without incurring any liabilities in connection therewith, as Parent may deem to be necessary to give effect to the transactions contemplated by this Section 1.9, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act. Prior to the Effective Time, the Company Board of Directors (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 1.9.
     (b) Termination of Company Option Plans. Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.
     (c) Company Common Stock Options. At the Effective Time, each then-outstanding Company Common Stock Option, whether vested or unvested, shall be cancelled in accordance with the terms of the applicable Company Option Plan. It is the intent of the parties that the cancellation of a Company Common Stock Option as provided in the immediately preceding sentence shall be deemed a full and complete satisfaction of any and all rights the holder thereof had or may have had in respect of such Company Common Stock Option. Prior to the Effective Time, the Company shall deliver to the holders of Company Common Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

     (d) Employee Stock Purchase Plan. Prior to the date of this Agreement, the Company Board of Directors (or, if appropriate, any committee administering the Company’s 2007 Employee Stock Purchase Plan, dated as of August 1, 2007 (the “ESPP”)) has adopted such resolutions and taken such other actions as are required to provide that, with respect to the ESPP: (i) no Offerings (as defined in the ESPP) are in progress as of the date of this Agreement; (ii) the most recent offering under the ESPP (the “Final Offering”) ended on January 31, 2010; (iii) each ESPP participant’s accumulated contributions under the ESPP were used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the end of the Final Offering; and (iv) the ESPP terminated immediately following the end of the Final Offering and no further rights have been, or shall be, granted or exercised under the ESPP thereafter.
     (e) Company Restricted Stock. At the Effective Time, each share of Company Restricted Stock, whether vested or unvested, that is outstanding immediately prior thereto shall become fully vested and all restrictions and repurchase rights thereon shall lapse and shall be converted automatically into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the Merger Consideration.
     Section 1.10 Dissenter Shares. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of its Dissenter Shares, as provided in Section 262 of the DGCL, such Dissenter Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 1.10) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenter Shares, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent. The Company shall not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of Dissenter Shares prior to the Effective Time. The Company shall give Parent prompt notice of any such demands prior to the Effective Time and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenter Shares held by such Dissenting Stockholder shall be converted into and represent the right to receive the Merger Consideration pursuant to Section 1.6.
     Section 1.11 Option to Acquire Additional Shares.
     (a) The Company hereby grants to Parent and Merger Sub an irrevocable option (such options together the “Additional Share Option”), to purchase from the Company up to that number of newly issued and treasury shares of Company Common Stock (the “Additional Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Merger Sub immediately following the consummation of the Offer shall constitute one share more than 90% (after giving effect to the issuance of the Additional Shares) of the Fully Diluted Shares (such threshold, the “Short-Form Threshold”) for a consideration per Additional Share equal to the Offer Price (such consideration, in the aggregate, the “Additional Share Option Consideration”). For the avoidance of doubt, the Additional Share Option shall terminate immediately upon termination of this Agreement.
     (b) The number of shares of Company Common Stock issuable upon exercise of the Additional Share Option shall be reduced to the extent that (i) the number of shares of Company Common Stock subject thereto (as determined immediately after the consummation of the Offer) exceeds the number of shares of Company Common Stock held in treasury by the Company plus the number of authorized shares of Company Common Stock available for issuance, or (ii) any provision of any applicable Law shall prohibit the exercise of the Additional Share Option or the delivery of the Additional Shares in respect of such exercise. The Additional Share Option shall not be exercisable until Merger Sub has accepted for payment all shares of Company Common Stock validly tendered and not withdrawn in the Offer.
     (c) In the event Parent or Merger Sub wish to exercise the Additional Share Option, Parent or Merger Sub shall give the Company one day prior written notice specifying the number of shares of Company Common Stock that are or will be owned by Parent and Merger Sub immediately following consummation of the Offer and specifying a place and a time for the closing of the Additional Share Option and specifying the number of Additional Shares to be purchased pursuant to the Additional Share Option and the Additional Share Option Consideration. The closing of the Additional Share Option shall occur immediately after the closing of the Offer. Parent and Merger Sub shall pay the Additional Share Option Consideration at the closing of the Additional Share Option. The Additional Share Option Consideration may be paid, at the option of Parent, in whole or in combination, by (a) cash by wire transfer or cashier’s check or (b) a promissory note (w) having a principal amount equal to the amount of the Additional Share Option Consideration not paid in cash by wire transfer or cashier’s check, (x) bearing interest at the rate of interest that would be payable by Parent on similar bank borrowing as of the date of the promissory note, (y) maturing on the first anniversary of the date of execution and delivery of such promissory note, and (z) which may be prepaid at any time and from time to time, in whole or in part, without premium or penalty.
     (d) Parent and Merger Sub acknowledge that the Additional Shares which Parent or Merger Sub may acquire upon exercise of the Additional Share Option shall not be registered under the Securities Act, and shall be issued in reliance upon an exemption for transactions not involving a public offering. Parent and Merger Sub agree that the Additional Share Option, and the Additional Shares to be acquired upon exercise of the Additional Share Option, if any, are being and shall be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
     Section 1.12 Initial Payment. As a material inducement to the Company entering into this Agreement, contemporaneous with the execution and delivery of this Agreement by the Company, Parent shall deliver to the Company the sum of $4,300,000 by wire transfer of immediately available funds to an account designated by the Company (the “Initial Funding

Amount”). The Initial Funding Amount shall be retained by the Company, even if this Agreement is terminated, regardless of the circumstances of such termination, except as expressly provided in Section 7.2(b).
     Section 1.13 Escrow. On the next Business Day immediately following the date that the Company accepts, in accordance with the terms of the Offer Letter, the offer of Parent for the acquisition of all of the outstanding shares of Company Common Stock set forth in a letter dated February 28, 2010 to the Company from Parent (the “Offer Letter”), Parent shall deposit into an escrow account pursuant to the Escrow Agreement, Twenty-Five Million Seven Hundred Thousand United States Dollars ($25,700,000) in cash by wire transfer of immediately available funds (the “Escrow Amount”), to be used to fund the purchase of Company Common Stock pursuant to the Offer. The Escrow Amount shall be available to fund the purchase of Company Common Stock pursuant to the Offer and the Merger or to satisfy the Parent Termination Fee payable to the Company by Parent under the terms of this Agreement; provided, that in the event that the Parent Termination Fee is payable to the Company, Parent shall have the right, at its election, to fund the Parent Termination Fee from other financing sources (including its own working capital) as long as such alternative financing does not delay the payment of such fee; provided, further, that if the Offer is consummated or this Agreement is terminated in circumstances where the Parent Termination Fee is not payable to the Company, the Escrow Amount shall be released directly to, or as directed by, Parent.
ARTICLE II
EXCHANGE OF CERTIFICATES
     Section 2.1 Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Article I in exchange for outstanding shares of Company Common Stock (but not, for the avoidance of doubt, for payments in respect of Company Common Stock Options, which Parent shall pay, or cause the Surviving Corporation to pay through its payroll system, to the holders of Company Common Stock Options in accordance with Section 1.9(c)). In the event that the Surviving Corporation has insufficient cash to make such payments for the Company Common Stock Options, Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts. The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Article I in exchange for outstanding shares of Company Common Stock out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or

Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Article I shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Exchange Fund shall not be used for any other purpose.
     Section 2.2 Exchange Procedures.
     (a) Exchange of Certificates. Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”, it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Article I (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates, or appropriate affidavits of loss in lieu thereof as provided below, to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation (or, subject to Section 2.6 below, an appropriate affidavit of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Article II, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Article I.
     (b) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (x) if the Closing occurs at or prior to

11:30 am (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Per Share Merger Consideration (such amount, the “DTC Payment”), and (y) if the Closing occurs after 11:30 am (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.
     Section 2.3 Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.
     Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.
     Section 2.5 No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund required to be delivered, to the extent so delivered, to a public official pursuant to any abandoned property, escheat or similar Law.
     Section 2.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in reasonable and customary amount, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.
     Section 2.7 No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.
     Section 2.8 Withholding of Tax. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and or Company Common Stock Options such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the former holder of a Certificate or Company Common Stock Option in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (as to which a disclosure in one section of the Company Disclosure Letter shall be deemed disclosed in each other section where it is reasonably apparent on its face that the matter disclosed is responsive to the representations and warranties in such section), and except as set forth in the filed Company Reports (to the extent it is reasonably apparent that any such disclosure set forth in the filed Company Reports would qualify the representations and warranties contained herein and other than, in each case, any matters required to be listed for purposes of Section 3.3 (Capitalization), Section 3.13 (Employee Benefit Plans) and Section 3.16 (Intellectual Property) of this Agreement which matters shall be specifically listed in Sections 3.3, 3.13 and 3.16 of the Company Disclosure Letter, respectively, and further excluding from the Company Reports (1) any items included therein that are incorporated by reference to Company Reports filed prior to December 31, 2007 and (2) any risk factor disclosures or other similarly generic cautionary, predictive or forward-looking disclosures contained therein), the Company represents and warrants to each of the other parties hereto as follows:
     Section 3.1 Organization and Good Standing; Charter Documents.
     (a) The Company and each of its Subsidiaries (i) is a corporation or other entity duly organized, validly existing and in corporate or other entity good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation or other entity and is in corporate or other entity good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.
     (b) The Company has made available to Parent (or included as an exhibit to the Company 10-K) complete and correct copies of the Company Certificate of Incorporation and the Company Bylaws, each as amended to date, and each as so made available or included is in full force and effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has made available to Parent (or included as an exhibit to the Company 10-K) complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each of the Company’s Subsidiaries, each as amended to date, and each as so made available or included is in full force and effect. The Company is not in violation in any material respect of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws. The Company has made available to Parent true and complete copies of the minute books of the Company from January 1, 2006 and through the date of this Agreement (except for minutes and consents of the Company Board of Directors or any committee thereof relating to the evaluation of the transactions contemplated hereby and the consideration of strategic alternatives relating to the Company), and such copies are true and correct in all material respects.
     Section 3.2 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Company Common Stockholders (if the Merger is not consummated pursuant to Section 253 of the DGCL), to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application relating to or affecting the enforcement of creditors’ rights, general equitable principles or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers (the “Bankruptcy and Equity Exception”). The Company Board of Directors has duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to grant the Additional Share Option, to reserve for issuance and to issue the Additional Shares to the extent such shares are unissued (solely to the extent of the Company’s authorized and otherwise unissued) and to sell any Additional Shares held in treasury, and to issue Additional Shares upon the exercise thereof. The Additional Shares, if and when issued in accordance with the terms of this Agreement, and paid for by Merger Sub in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrances imposed upon the holder thereof by the Company.
     Section 3.3 Capitalization.
     (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock. As of the date hereof, (i) no shares of Series A Preferred, (ii) no shares of Series B Preferred, (iii) 36,760,573 shares of Company Common Stock including shares of Company Restricted Stock (but excluding shares held in the Company’s treasury), are issued and outstanding and (iv) 16,357,854 shares of Company Common Stock and no shares of the Company’s preferred stock are held in the Company’s treasury. All outstanding shares of Company Common Stock are, and any additional shares of Company Common Stock issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances imposed upon the holder thereof by the Company, and issued in compliance in all material respects with all applicable federal and state securities Laws. The Company has at least 156,225,509 shares of Company Common Stock either authorized and unreserved or held in the Company’s treasury, and all of such shares are available as Additional Shares to be issued pursuant to the Additional Share Option. Such amount plus the shares needed to satisfy the Minimum Tender Condition are a sufficient number of shares of Company Common Stock to satisfy the Short-Form Threshold, assuming that the Minimum Tender Condition is satisfied if over sixty percent (60%) of the Fully Diluted Shares are validly tendered and not withdrawn in the Offer.
     (b) Section 3.3(b) of the Company Disclosure Letter sets forth a list of the holders of Company Common Stock Options and/or Company Common Stock-Based Awards as of the date hereof, including (to the extent applicable) the date on which each such Company Common Stock Option or Company Common Stock-Based Award was granted, the number of shares of Company Common Stock subject to such Company Common Stock Option or Company Common Stock-Based Award, the expiration date of such Company Common Stock Option or Company Common Stock-Based Award and the price at which such Company Common Stock Option or Company Common Stock-Based Award may be exercised (if any). All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws. There has not been any illegal backdating of any Company Common Stock Options. Except as set forth above and other than the Rights, as of the date of this Agreement, there are no Company Common Stock Rights. The copies of the Company Option Plans that are filed as exhibits to the Company 10-K or incorporated by reference therein are complete and correct copies thereof in all material respects as in effect on the date hereof.
     (c) Except as set forth in Sections 3.3(a) and 3.3(b) and except for the Rights that have been issued pursuant to the Rights Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Except as set forth in Sections 3.3(a) and 3.3(b), there are no outstanding contractual obligations of the Company or any of its Subsidiaries affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company Common Stockholders may vote.
     (d) Except as set forth above, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to pay any dividend or make any other distribution in respect thereof. As of the date hereof, except for the Stockholder Agreements, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound with respect to the voting or registration of

Company Common Stock or capital stock of any its Subsidiaries or preemptive rights with respect thereto.
     (e) There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.
     (f) There are no Company-granted preemptive rights of first refusal, co-sale rights, “drag-along” rights or registration rights granted by the Company with respect to the Company’s capital stock and in effect as of the date hereof.
     (g) Except for the Company’s repurchase rights with respect to unvested shares issued under the Company Option Plans and with respect to Company Restricted Stock, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.
     Section 3.4 Company Subsidiaries. Section 3.4 of the Company Disclosure Letter contains a correct and complete list of all of the Subsidiaries of the Company and the ownership interest of the Company (or one or more of its other Subsidiaries) in each Subsidiary. The Company or one of its Subsidiaries is the record and beneficial owner of all outstanding shares of capital stock (or similar equity or voting interest), of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. Except for the capital stock of, or other equity or voting interests in, the Subsidiaries set forth on Section 3.4 of the Company Disclosure Letter, the Company does not own or have the right or obligation to acquire, directly or indirectly, any Equity Interest in, any Person.
     Section 3.5 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Offer, the Merger (the Merger being subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that the applicable waiting period, and any extension thereof, under the HSR Act shall have expired or been terminated, conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) subject to the receipt of the consents set forth on Section 3.5 of the Company Disclosure Letter, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, consent, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of the Company or its Subsidiaries pursuant to, any Company Material Contract, except in the case of clauses (ii) and (iii) above for any that would not reasonably be expected to have a Company Material Adverse Effect.
     (b) Assuming the accuracy of the representations and warranties set forth in Section 4.11 below, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date to be established for the Company Common Stockholders Meeting, voting as a single class, at the Company Common Stockholders Meeting, in favor of approving this Agreement is the only corporate proceeding or vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, other than the completed actions set forth in Section 3.5(c) below. The affirmative vote of the holders of Company Common Stock is not necessary (i) to consummate the Offer or any transaction contemplated hereby other than the Merger and (ii) to approve this Agreement if the Merger is consummated pursuant to Section 253 of the DGCL.
     (c) The Company Board of Directors has unanimously (i) concluded that the Offer, the Merger and the transactions contemplated by this Agreement constitute a Superior Proposal to the merger and transactions contemplated in the Prior Merger Agreement (ii) determined that the Offer, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and the Company Common Stockholders, (iii) withdrawn its recommendation of the Prior Merger Agreement and the transactions contemplated thereby, (iv) approved this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (v) approved resolutions recommending the approval and adoption of this Agreement by the Company Common Stockholders, (vi) approved resolutions recommending that the Company Common Stockholders accept the Offer and tender their Company Common Stock pursuant to the Offer, and (vii) taken all necessary action to render the Rights Plan and the Rights outstanding thereunder inapplicable to the Offer, this Agreement, the Merger and the other transactions contemplated hereby, (ix) amended the Rights Plan so that (A) none of the Offer, the execution, delivery or performance of this Agreement or the Stockholder Agreements or the commencement or consummation of the Offer or the Merger will cause the Rights to become exercisable and (B) the Rights will expire immediately prior to the consummation of the Offer without any payment being made or shares of the Company’s capital stock being issued in respect thereof.
     (d) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required to be made or obtained by the Company or any of its Subsidiaries in connection with the Offer, the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the transactions contemplated hereby or compliance with the provisions hereof, except for (A) (i) the filing of a premerger notification and report form by the Company under the HSR Act, and any applicable filings and approvals under any other Antitrust Law, (ii) the filing with the SEC of the Offer Documents, the Proxy Statement and compliance with federal and state securities laws, as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (iii) any filings or notifications required under the rules and regulations of Nasdaq of the transactions contemplated hereby, and (iv) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay the Offer or the Merger or reasonably be expected to be, individually or in the aggregate, material and adverse to the Company.
     Section 3.6 Compliance.
     (a) Compliance with Laws; Permits. The Company and its Subsidiaries hold all Company Permits, except where the failure to hold such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. All such Company Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable Laws, except where the failure to so maintain such Company Permits or to so comply would not be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have been and are in compliance in all material respects with all applicable Laws or Orders and applicable listing, corporate governance and other rules and regulations of the Nasdaq. The Company has not received any written (or, to the Company’s Knowledge, oral) notice to the effect that the Company or any of its Subsidiaries is not in material compliance with the terms of such Company Permits or any such Laws. No material Company Permit shall cease to be effective as a result of the transactions contemplated by this Agreement. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or threatened.
     (b) Prohibited Payments. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary of the Company has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, neither the Company nor any Subsidiary of the Company has received any written (or, to the Knowledge of the Company, oral) communication that alleges that the Company or any Subsidiary of the Company, or any Representative

thereof is in violation of, or has any material liability under, the FCPA which has not been resolved.
     (c) FDA Compliance. The Company and its Subsidiaries are not now subject (and have not been subject during the previous five years) to any adverse inspection finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action by the U.S. Food & Drug Administration (“FDA”) or any other Governmental Entity having responsibility for the regulation of the Company’s and its Subsidiaries’ current and/or proposed products, except for such matters as would not be reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all material necessary approvals and authorizations from the FDA and other authorities for their current and past business activities. The Company and its Subsidiaries have not made any material false statements or material false omissions in their applications or other submissions to the FDA or other authorities and the Company and its Subsidiaries have not made or offered any payments, gratuities, or other things of value that are prohibited by any law or regulation to personnel of the FDA or other authorities. The Company and its Subsidiaries are in compliance with all regulations and requirements of the FDA and other authorities, including but not limited to any applicable labeling requirements, testing requirements and protocols, record keeping and reporting requirements, monitoring requirements, except as would not be reasonably likely to have a Company Material Adverse Effect.
     (d) Import/Export Compliance. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (a) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b) all other applicable import/export controls in other countries in which the Company conducts business, except for any instances of noncompliance that would not have a Company Material Adverse Effect. Without limiting the foregoing and except in each case as would not have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have obtained all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (y) the export and reexport of products, services, software and technologies and (z) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals; (iv) to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and (v) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.
     (e) Privacy. The Company complies in all material respects with all relevant laws and its own policies with respect to the privacy of all users and customers (and customers or patients of customers), and any of their personally identifiable information, except for such non-compliance as would not have a Company Material Adverse Effect, and no claims have been asserted or, to the Company’s Knowledge, threatened against the Company by any Person alleging a material violation of any of the foregoing.
     Section 3.7 Litigation.
     There are no claims, actions, suits, or proceedings (each an “Action”), and to the Knowledge of the Company no governmental investigations, inquiries or subpoenas pending against the Company or any of its Subsidiaries, or to the Knowledge of the Company any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, and, to the Knowledge of the Company, there are no threatened Actions against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is subject to any material outstanding Order naming the Company or any material FDA Order binding upon the Company. There is not currently any material internal investigation or inquiry being conducted by the Company, the Company Board of Directors or, to the Knowledge of the Company, any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
     Section 3.8 Company Reports; Financial Statements.
     (a) The Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will (subject to any extensions permitted pursuant to, and in compliance with, Rule 12b-25 of the Exchange Act) timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. As of their respective dates, or, if amended or restated, as of the date of the last such amendment or restatement, the Company Reports complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company Reports at the time they were filed, or if such Company Reports were amended or restated, at the time of the last such amendment or restatement, contained or will contain any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
     (b) Each of the Chief Executive Officer and Chief Financial Officer has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company

Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.
     (c) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements and all material correspondence (if such correspondence has occurred since December 31, 2006) between the SEC on the one hand, and the Company and any of the Company’s Subsidiaries, on the other hand (provided that with respect to the Company’s Subsidiaries, the Company has only made available such correspondence as has been determined to be responsive after reasonable inquiry (provided further that there is no correspondence between the SEC and any of the Company’s Subsidiaries that has not been made available to Parent that describes any matter that could reasonably be expected to cause a Company Material Adverse Effect)). As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Reports. To the Knowledge of the Company, as of the date hereof, none of the Company Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. All of the Company Financial Statements comply in all material respects with applicable requirements of the Exchange Act and have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the rules of the SEC for quarterly statements on Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year end audit adjustments consistent with GAAP). As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP (and any other applicable legal and accounting requirements). As of the date hereof, BDO Seidman LLP has not resigned or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
     (d) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 1, 2006 and through the period ended on September 30, 2009, the Company’s Chief Executive Officer and its Chief Financial Officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and the Company has provided to Parent copies of, or access to, any material written materials relating to the foregoing. Since January 1, 2006, the Company’s Chief

Executive Officer and its Chief Financial Officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and the Company has provided to Parent copies of, or access to, any material written materials relating to the foregoing. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed in all material respects to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities. The Chief Executive Officer and the Chief Financial Officer of the Company have concluded that such disclosure controls and procedures are effective at the reasonable assurance level in timely alerting the Company’s Chief Executive Officer and its Chief Financial Officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.
     (e) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on Company’s system of internal accounting controls.
     (f) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
     (g) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, to the extent required by Section 406(b) of Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no material violations of provisions of the Company’s code of ethics.
     (h) There are no Liabilities of the Company or any of its Subsidiaries that are material to the Company, are required by GAAP to be set forth on the Company Financial Statements and are not set forth on the Company Financial Statements, other than (i) Liabilities incurred on behalf of the Company under this Agreement and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2008, none of which would reasonably be expected to have a Company Material Adverse Effect.
     Section 3.9 Absence of Certain Changes or Events. Since September 30, 2009, except as disclosed in the Company Reports since September 30, 2009 through to the date of this

Agreement, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to either the Company or any of its Subsidiaries, (i) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 or (ii) any Company Material Adverse Effect.
     Section 3.10 Taxes.
     (a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all income and other Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All income and other Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material taxation in that jurisdiction except as would not be material to the Company. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.
     (b) The Company and its Subsidiaries have in all material respects timely withheld and paid to the appropriate Governmental Entity all income and other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.
     (c) There is no material dispute concerning any Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that remains unpaid, and neither the Company nor any of its Subsidiaries has received written notice of any threatened audits or investigations relating to any Taxes or otherwise has any Knowledge of any material threatened audits or investigations relating to any Taxes, in each case for which the Company or any of its Subsidiaries may become directly or indirectly liable.
     (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to, or requested, any extension of time with respect to a material Tax assessment or deficiency.
     (e) The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2008, exceed in any material respect the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). Neither the

Company nor any of its Subsidiaries has incurred any material Tax Liability since December 31, 2008 other than a Tax Liability incurred in the ordinary course of business.
     (f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning on or after December 31, 2006.
     (g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.
     (h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.
     (i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries has constituted either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.
     (j) Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.
     (k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Tax Law has been entered into by or with respect to the Company or any of its Subsidiaries.
     (l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
     (m) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) arising out of the transactions contemplated by this Agreement.
     Section 3.11 Title to Personal Properties; Real Property.
     (a) Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after December 31, 2008 (other than assets disposed of since December 31, 2008 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except Permitted Encumbrances. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products and services in the ordinary course of business and other than equipment to be returned under equipment leases) with an individual value in excess of $250,000 or an aggregate value in excess of $500,000. For the avoidance of doubt, the term “tangible personal property” as used herein shall not include Intellectual Property, Software or Information Systems (other than hardware).
     (b) Section 3.11 of the Company Disclosure Letter sets forth the address and description of each Owned Real Property. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, with respect to each Owned Real Property: (i) the Company or one of its Subsidiaries (as the case may be) has good and marketable title to such Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances, (ii) except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof, (iii) other than the right of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
     (c) The leased real property (the “Leased Property”), collectively with the Owned Real Property identified pursuant to Section 3.11(b), and subject to the leases (the “Leases”) identified in Section 3.11 of the Company Disclosure Letter, comprise all of the real property used in the Company’s business, and is occupied by the Company pursuant to the Leases. Each of the Company and its Subsidiaries has complied in all material respects with the terms of all Leases, and all Leases are in full force and effect, except for such non-compliances or failures to be in full force and effect that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent and Merger Sub a true and complete copy of each Lease document. The Company’s or its applicable Subsidiary’s possession and quiet enjoyment of the Leased Property has not been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Leases that could have or reasonably be expected to have a Company Material Adverse Effect. No material security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under any Lease which has not been redeposited in full. The other party to each of the Leases is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries.
     (d) Section 3.11 of the Company Disclosure Letter sets forth a true and complete list of all Leased Real Property Subleases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (collectively, the “Landlord Leases”), including the date and name of the parties to such Landlord Lease. The Company has delivered to Parent a true and complete copy of each such Landlord Lease and, in the case of any oral agreement, a written summary of the material terms of such agreement. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, with respect to each of the Landlord Leases: (i) such Landlord Lease is legal, valid, binding, enforceable and in full force and effect, (ii) neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Landlord Lease is in breach or default thereunder, and to the Knowledge of the Company no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default thereunder, (iii) no material security deposit or portion thereof deposited with respect to such Landlord Lease has been applied in respect of a breach or default under such Landlord Lease which has not been redeposited in full, (iv) neither the Company nor any Company Subsidiary owes, or will owe in the future, any material brokerage commissions or finder’s fees with respect to such Landlord Lease, (v) the other party to such Landlord Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Company Subsidiary, (vi) to the Knowledge of the Company the other party to such Landlord Lease has not subleased, licensed or otherwise granted any Person the right to use or occupy, the premises demised thereunder or any portion thereof, (vii) the other party to such Landlord Lease has not collaterally assigned or granted any other security interest in such Landlord Lease, and (viii) there are no Encumbrances, other than Permitted Encumbrances, on the estate or interest created by Company with respect to such Landlord Lease.
Section 3.12 Officers, Directors, Employees and Affiliates.
     (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and, except as required by applicable law or as otherwise contemplated by Section 1.9, no severance or other payment will become due or benefits or compensation will increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment. The Company (acting through its Board of Directors or its

Compensation Committee) has taken all steps necessary to cause any employment compensation, severance or employee benefit arrangements that have been entered into by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates on or prior to the date of this Agreement to be exempt under amended Rule 14d-10(c) promulgated under the Exchange Act and to insure that any such arrangements fall within the safe harbor provisions of such rule. On or prior to the Acceptance Date, the Company shall have taken all steps necessary to cause any employment compensation, severance or employee benefit arrangements that have been entered into by the Company, Parent or any of their respective Affiliates after the date of this Agreement with current or future directors, officers or employees of the Company and its Affiliates to be exempt under amended Rule 14d-10(c) promulgated under the Exchange Act and to insure that any such arrangements fall within the safe harbor provisions of such rule.
     (b) Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $100,000 per annum, (ii) any agreement or contract for or relating to Indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries. To the Knowledge of the Company, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed prior to the date hereof.
     Section 3.13 Employee Benefit Plans.
     (a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan.
     (b) With respect to each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents and all amendments thereto and all related trust agreements or documentation pertaining to other funding vehicles; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the IRS Forms 5500 (including schedules and attachments) and financial statements as filed for the past three (3) years; and (iv) the most recent IRS determination or opinion letter.

     (c) None of the Company or any of its Subsidiaries maintains, sponsors, contributes to or is required to contribute to or has any Liability under or with respect to any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), or (v) plan, program, arrangement or agreement that provides for post-retirement or post-termination health, life insurance or other welfare-type benefits other than as required by Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.
     (d) Each Company Benefit Plan that is intended to qualify under Section 401 of the Code has received a current favorable determination or opinion letter from the IRS and nothing has occurred that is reasonably likely to adversely affect the qualification of such Company Benefit Plan.
     (e) The Company Benefit Plans have been maintained, funded and administered in accordance with their terms and applicable Laws in all material respects. With respect to each Company Benefit Plan, all material required or recommended payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) through the date hereof have been made or accrued in accordance with GAAP.
     (f) There have been no material “prohibited transactions” (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan. None of the Company, any of its Subsidiaries, or to the Knowledge of the Company any other “fiduciary” (as defined in Section 3(21) of ERISA) has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan. There are no pending or, to the Knowledge of the Company, threatened suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Company Benefit Plan and, to the Knowledge of the Company, there is no basis for any such suit, action, dispute, claim, arbitration, audit, investigation, administrative or other proceeding.
     (g) The Company and its Subsidiaries have complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law in all material respects. Except as set forth on Section 3.13(g) of the Company Disclosure Letter or Section 1.9 of this Agreement, the transactions contemplated by this Agreement will not cause the acceleration of vesting in, or payment of, any benefits or compensation under any Company Benefit Plan and will not otherwise accelerate or increase any Liability under any Company Benefit Plan.
     Section 3.14 Labor Relations.

     (a) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.
     (b) The employees of the Company and its Subsidiaries currently are not represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. There currently does not exist nor, to the Knowledge of the Company, is there threatened, any material strike, slowdown, picketing or work stoppage by the employees of the Company or its Subsidiaries.
     (c) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations, which could reasonably be expected to have a Company Material Adverse Effect, is pending or, to the Knowledge of the Company, has been filed or threatened against the Company or any of its Subsidiaries under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other applicable Law. No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation, which could reasonably be expected to have a Company Material Adverse Effect, is pending or, to the Knowledge of the Company, has been filed or threatened against the Company or Company Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and its Subsidiaries and its and their respective employees, which could reasonably be expected to have a Company Material Adverse Effect, is pending or, to the Knowledge of the Company, has been filed or threatened against the Company or any of its Subsidiaries under any applicable Law. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation, in any material respect, of any term of any lawful employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to have a Company Material Adverse Effect.
     Section 3.15 Contracts and Commitments.

     (a) Neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any agreement, contract or legally binding understanding, whether oral or written: (i) except for those referenced in clause (viii) below, providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $500,000 annually or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $500,000 annually; (ii) limiting the freedom of the Company to engage in any material line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography; (iii) that after the Effective Time would have the effect of limiting in any material respect the freedom of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any material line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography; (iv) involving any joint venture, partnership or similar arrangement for the sharing of profits and/or losses; (v) involving the creation, incurrence, or assumption of material Indebtedness; (vi) containing material severance or termination pay Liabilities related to termination of employment; (vii) involving procurement of goods or services (except for any Company contracts in which either the aggregate noncontingent payments to or by the Company are not in excess of $500,000 annually or the potential payments to or by the Company are not expected to exceed $500,000 annually); (viii) relating to the acquisition, transfer, in-bound licensing, out-bound licensing, development, co-development, or sharing of any Intellectual Property material to the operations of the Company or any other agreement material to the operations of the Company or any of its Subsidiaries (except for: (1) any Company contracts pursuant to which any Company Software is licensed by the Company or any of its Subsidiaries in the ordinary course of business;(2) any third party software license generally available to the public (excluding the Open Source Software required to be disclosed pursuant to Section 3.16(g)) for which the aggregate noncontingent payments by the Company are not in excess of $200,000 annually or the potential payment by the Company is not expected to be in excess of $200,000 annually; (3) non-negotiated licenses of third party Intellectual Property embedded in equipment or fixtures that are used by the Company or any of its Subsidiaries for internal purposes only); (ix) which provide for indemnification by the Company of any officer, director or employee of the Company; (x) pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities as guarantor, surety, co signer, endorser, or co maker in respect of any obligation of any Person, or any capital maintenance, keep well or similar agreements or arrangements in any such case which, individually is in excess of $250,000 annually; (xi) involving the lease of real property with aggregate annual rent payments in excess of $250,000 annually; (xii) would prohibit or materially delay the commencement or consummation of the Offer or the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder; (xiii) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by any of the Company’s Subsidiaries; (xiv) relates to any acquisition of another business by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations in excess of $500,000; (xv) involves any directors, executive officers (as such term is defined in the Exchange Act) or 5% stockholders of the Company or any of their Affiliates (other than the Company or any of its Subsidiaries) or immediate family members; (xvi) contains any covenant granting “most favored nation” status that, following the Offer or the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates; (xvii) involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate , commodity price, equity value or foreign currency protection contract; (xviii) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets; or (xix) is otherwise required to be filed as an exhibit to an Annual Report on Form 10 K, as provided by Rule 601 of Regulation S K promulgated under the Exchange Act. Each contract of the type described in the immediately preceding sentence is referred to herein as a “Company Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.
     (b) Each Company Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, against each other party thereto (in each case, subject to the Bankruptcy and Equity Exception), and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.
     (c) To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time), would reasonably be expected to: (i) result in a material violation or breach of any provision of any Company Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (iii) give any person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (v) give any Person the right to cancel terminate or modify any Company Material Contract, in each case, in a manner that would reasonably be expected to have a Company Material Adverse Effect.

     Section 3.16 Intellectual Property. The representations and warranties made in Section 3.11 are not intended to cover Software, Intellectual Property and Information Systems (other than hardware). The representations and warranties in this Section 3.16, and in clauses (b) and (c) of Section 3.15, shall control over any other representations and warranties elsewhere in the Agreement, to the extent that any of such other representations and warranties, or any part of any of them, are inconsistent with or contradict the representations and warranties in this Section 3.16 and in clauses (b) and (c) of Section 3.15, or any part of any of them.
     (a) The Company or the relevant Subsidiary owns, has a license to, or otherwise possesses sufficient rights to, the Intellectual Property used by the Company or such Subsidiary, as the case may be, to conduct its respective business as currently conducted in all material respects.
     (b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete and correct list of: (i) all patented or registered Company Intellectual Property; (ii) all pending patent applications, all trademark applications, or other applications for registration of Company Intellectual Property; (iii) all material unregistered trademarks, trade names and service marks, all registered copyrights, and all material domain names owned by the Company, including, to the extent applicable for registered or issued Intellectual Property, the jurisdictions in which each such Company Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; and (iv) major releases of all Software owned by the Company and any Subsidiary of the Company marketed or supported by the Company or any Subsidiary of the Company. All registration, maintenance and renewal fees in connection with the material registered Company Intellectual Property which have come due have been paid and, to the Knowledge of the Company, all necessary documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting, and maintaining the foregoing. To the Knowledge of the Company, there are no actions that are required to be taken by Company within 120 days of the date of this Agreement with respect to any of the foregoing, except as set out in Section 3.16(b) of the Company Disclosure Letter. Section 3.16(b) of the Company Disclosure Letter lists all License Agreements under which the Company is the licensee of third party Software that is embedded, integrated, bundled with, or otherwise distributed with the Company products or is used to provide the Company products on a software-as-a-service, web-based application, or service basis, that: (i) requires aggregate noncontingent payments by the Company in excess of $200,000 annually or potentially requires payment by the Company expected to be in excess of $200,000 annually; or (ii) (A) is not generally available to the public, or (B) has no functional equivalent that is generally commercially available, in each case the absence of which would materially impair the Company’s products or services (“Material Embedded Software”). Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, is in material violation of any license, sublicense or agreement for Material Embedded Software. Except as otherwise described in Section 3.16(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and the commencement and consummation of the Offer or the Merger contemplated hereby will not: (A) cause the Company or any of its

Subsidiaries to be in material violation or material default under any material license, sublicense or agreement for either Company Intellectual Property or Material Embedded Software; (B) result in the termination or modification of, or entitle any other party to, any material license, sublicense or agreement for Company Intellectual Property or Material Embedded Software to terminate or modify such license, sublicense or agreement for Company Intellectual Property or Material Embedded Software; or (C) entitle any Third Party to claim any right to use or practice under any material Company Intellectual Property. The Company is the owner of all right, title and interest in and to the Company Intellectual Property free and clear of all Encumbrances other than Permitted Encumbrances and, has sole and exclusive rights to the use thereof (subject to fair use exceptions) in connection with the services or products in respect of which the material Company Intellectual Property is being used by the Company or any of its Subsidiaries, subject to any license agreements to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries licenses others to use any such Company Intellectual Property in the ordinary course of business. The foregoing representations are subject to ownership and use rights in third parties relating to unregistered Company Intellectual Property (except copyrights) where the third party has without infringing or misappropriating any rights of the Company or any of its Subsidiaries developed or obtained such Intellectual Property independently.
     (c) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification obligations arising in the ordinary course of business.
     (d) All issued patents and registered trademarks and service marks held by the Company or any of its Subsidiaries are valid, and existing. To the Knowledge of the Company, there is no material loss or expiration of any of the Company Intellectual Property threatened or pending, except for the expiration dates of patents and with respect to trademarks and service marks which are not being used. To the Knowledge of the Company, there is no assertion or claim pending challenging the ownership, use, validity or enforceability of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor, to the Knowledge of the Company has any such suit, action or proceeding been threatened against the Company or any of its Subsidiaries nor, to the Knowledge of the Company, has the Company or any of it Subsidiaries received any demands or unsolicited offers to license any Intellectual Property from any Third Party. The conduct of the business of the Company and each of its Subsidiaries has not infringed or misappropriated and is not infringing or misappropriating any Intellectual Property of any Third Party in a manner which would reasonably be expected to have a Company Material Adverse Effect. No Third Party has notified the Company that it is challenging the ownership or use by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property in a manner which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has brought or is bringing or has threatened any action, suit or proceeding for infringement or misappropriation of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party. To the Knowledge of the Company, there are no pending or threatened interference, re-examinations, or oppositions involving any material patents, patent applications, or trademarks of the Company or any of its Subsidiaries.
     (e) The Company or its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets and confidential information deemed material by the Company or its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries have instituted policies requiring each employee, consultant and independent contractor exposed to Trade Secrets or such Confidential Information to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms, which forms have been made available to Parent.
     (f) Except as set forth in Section 3.16(f) of the Company Disclosure Letter, the material Intellectual Property owned by the Company in Software used in the Company’s products or any of its Subsidiaries was: (i) developed by employees of the Company or its Subsidiaries within the scope of their employment: (ii) developed by independent contractors who have assigned their rights (including Intellectual Property rights) to the Company or its Subsidiaries pursuant to written agreements; or (iii) otherwise acquired by the Company or its Subsidiaries from a Third Party pursuant to written agreements.
     (g) Section 3.16(g) of the Company Disclosure Letter lists all material Open Source Software that is incorporated into, combined with, distributed with, or made available with, any Company product whether distributed or provided on a software-as-a-service, web-based application, or other service basis. Neither the Company nor any of Subsidiaries have modified any of the Open Source Software identified in Section 3.16(g) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries have used any Open Source Software in a manner that would require the Company or any of its Subsidiaries to disclose source code for any Company products, grants rights to redistribute the Company’s products to any Third Party, grant patent non-asserts or patent licenses to any Third Party, or otherwise grant any right not specifically granted in the Company’s or any of its Subsidiary’s license agreement with any Third Party.
     (h) Except as set forth in Section 3.16(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has disclosed or delivered to any Third Party, agreed to disclose or deliver to any Third Party, or permitted the disclosure or delivery to any escrow agent of, any source code that is Company Intellectual Property and the confidentiality of which is material to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed or delivered to any Third Party by the Company, any of its Subsidiaries or any person acting on their behalf.
     (i) All products of the Company and its Subsidiaries are free of any material third party disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other similar programs, software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company product (or any part thereof) or data or other Software of users or otherwise cause them to be incapable of being used in the full manner for which they were designed, in each case except as would reasonably be expected not to have a Company Material Adverse Effect.
     (j) The computer Software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third party Software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or Software systems that are used or relied on by the Company and its Subsidiaries (collectively, “Information Systems”), have, together with other Company assets and personnel, generated the results reflected in the financial statements of the Company and the Company and its Subsidiaries have purchased a sufficient number of license seats for all Software used by the Company and its Subsidiaries in such operations.
     (k) With respect to the Information Systems: (i) to the Knowledge of the Company there have been no successful unauthorized intrusions or breaches of the security of the Information Systems; (ii) there has not been any material malfunction that has not been remedied or replaced in all material respects or any unplanned downtime or service interruption lasting more than 60 minutes in the period beginning twenty-four (24) months prior to the date hereof through the date hereof; (iii) the Company and its Subsidiaries have implemented or are in the process of implementing (or in the exercise of reasonable business judgment have determined that implementation is not yet in the best interest of the Company and its Subsidiaries) in a timely manner any and all security patches or security upgrades that are generally available for the Company’s and its Subsidiaries’ Information Systems; and (iv) no Third Party providing services to the Company and its Subsidiaries has failed to meet any service obligations in any material respect.
     (l) Except as set forth in Section 3.16(l) of the Company Disclosure Letter, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any material Company Intellectual Property and no governmental entity, university, college, other educational institution or research center has any claim or right in or to such material Company Intellectual Property. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or Intellectual Property owned or used by the Company or its Subsidiaries, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.
     (m) The Company and its Subsidiaries are in possession of the source code and object code for all material elements of the Software owned by the Company or any of its Subsidiaries.
     Section 3.17 Insurance Policies. Section 3.17 of the Company Disclosure Letter sets forth a list of all material insurance policies maintained by the Company and its Subsidiaries. All such insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years. Neither the Company nor any Company Subsidiary is in breach or default of any of such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default or permit termination or modification of any of such insurance policies. Since December 31, 2008, the Company has not received any written notice or to the Knowledge of the Company any other written communication regarding any actual or threatened: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, material reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     Section 3.18 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
     Section 3.19 Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders (the “Fairness Opinion”). The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement. The Company shall also include in the Schedule 14D-9 related to the Offer, in its entirety, the Fairness Opinion, together with a summary thereof in such form as the Company Financial Advisor shall provide or approve in writing in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether Item 1015(b) is applicable).
     Section 3.20 Rights Agreement; Anti-Takeover Provisions.

     (a) The entering into of this Agreement and the Stockholder Agreements, and the consummation of the transactions contemplated hereby and thereby, including the Offer and the Merger, do not and will not, (i) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (ii) result in the ability of any Person to exercise any Rights under the Rights Plan, (iii) enable or require the Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or (iv) enable the Company to exchange any Rights for shares of the Company’s capital stock, pursuant to the Rights Plan. No triggering or similar event has occurred or will occur by reason of (1) the Offer, (2) the adoption, approval, execution or delivery of this Agreement and the Stockholder Agreements, (3) the public announcement of such adoption, approval, execution or delivery or (4) the consummation of the transactions contemplated hereby and thereby.
     (b) Assuming the truth of the representation set forth in Section 4.11, on or prior to the date that the Company executes this Agreement, the Company Board of Directors shall have taken all other necessary action so that the restrictions in Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law applicable to the Company do not, and will not, apply to the Offer, this Agreement, the Merger or the other transactions contemplated hereby.
     Section 3.21 Environmental Matters. Except for such matters that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is and, to the Knowledge of the Company, has been in compliance with all applicable Environmental Laws and possesses and is and, to the Knowledge of the Company, has been in compliance with all required Environmental Permits; (b) to the Knowledge of the Company, there are no Environmental Claims pending or threatened against the Company or any of its Subsidiaries, (c) none of the Company or any of its Subsidiaries or any of their predecessors has caused any Release or threatened Release of Hazardous Materials at any property currently owned or operated by the Company or any of its Subsidiaries, which could reasonably be expected to result in an Environmental Claim and (d) neither the Company nor any Company Subsidiary has received any written (or, to the Knowledge of the Company, oral) claim or notice of violation from any Governmental Entity alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law, or regarding any Hazardous Materials. All environmental reports, assessments and audits in the possession or control of the Company or any of its Subsidiaries, containing information that could reasonably be expected to be material to the Company or any of its Subsidiaries, have been made available to the Parent. The representations and warranties made in this Section 3.21 are the exclusive representations and warranties of the Company relating to environmental matters.
     Section 3.22 Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of the Company for inclusion or incorporation by reference into (i) the Offer Documents, the Schedule 14D-9 or any information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the “Information Statement”) or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated hereby will, on the date of its filing and at the date it is mailed to the

Company Common Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company Common Stockholders or at the time of the Company Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement, the Proxy Statement and all other documents filing with the SEC by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.
     Section 3.23 Product Warranties. There are no pending or, to the Company’s Knowledge, threatened Actions against either the Company or any Subsidiary in respect of injury to person or property of its employees or any third parties, arising from or relating to the sale or license of any product or performance of any service by the Company or any Subsidiary, including claims arising out of the defective or unsafe nature of the products or services.
     Section 3.24 Termination of Prior Merger Agreement. The Board of Directors of the Company has determined that the Offer, the Merger and the transactions contemplated hereby constitute a Superior Proposal (as such term is defined under the Prior Merger Agreement) compared to the merger and transactions contemplated by the Prior Merger Agreement. The termination of the Prior Merger Agreement was duly authorized by the Company, and the Company shall have duly terminated the Prior Merger Agreement prior to executing this Agreement, in full compliance with the terms of the Prior Merger Agreement and without breach thereunder. On and after the date that the Company executes this Agreement, no further action is necessary to terminate the Prior Merger Agreement. On and after the date that the Company executes this Agreement, all liabilities and obligations of the Company under the Prior Merger Agreement (including any amounts owed) shall have been satisfied in full and the Company shall have no further obligations or liabilities with respect to the Prior Merger Agreement and the transactions contemplated thereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Subject to such exceptions as are disclosed in the Parent Disclosure Letter delivered by Parent to the Company prior to the execution of this Agreement, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.

     Section 4.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Offer, Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub (other than the vote of Parent as the sole stockholder of Merger Sub in the event the Merger is not consummated pursuant to Section 253 of the DGCL), are necessary to authorize this Agreement or to consummate the Offer, the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject the Bankruptcy and Equity Exception.
     Section 4.3 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the commencement and consummation of the Offer and the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s Amended and Restated Certificate of Incorporation or Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance, other than Permitted Encumbrances, on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.
     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub (including the commencement and consummation of the Offer) will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws and the HSR Act.

     Section 4.4 Litigation. There are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.5 Availability of Funds.
     (a) Parent has provided the Company with true and complete copies of (i) the commitment letter, dated as of the date hereof, from Morgan Stanley Senior Funding, Inc. (the “Debt Financing Commitment”), regarding the amounts set forth therein for the purposes of financing the Offer and the Merger and the other transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”) and (ii) the Equity Commitment Letters (together with the Debt Financing Commitment, the “Financing Commitments”), regarding the proposed equity investments set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Financing Commitments are in full force and effect as of the date hereof and are the legal, valid and binding obligations of Parent and, to the Knowledge of Parent, of the other parties thereto, in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. Parent and Merger Sub will have at the closing of the Offer funds sufficient to pay all of the amounts payable under Article I of this Agreement or otherwise in connection with or as a result of the Offer and the Merger and the other transactions contemplated hereby and all fees and expenses associated therewith. Each Financing Commitment has not been amended or modified, and the commitments set forth in each Financing Commitment have not been withdrawn or rescinded in any respect. Each Financing Commitment, in the form so delivered to the Company on the date hereof, is in full force and effect. There are no conditions precedent or other contingencies related to the funding of (i) the full amount of the Equity Financing at the closing of the Offer other than the conditions set forth in Annex A and (ii) the Debt Financing at the closing of the Offer other than the conditions set forth in the Debt Financing Commitment. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitments. Parent has no reason to believe that any of the conditions to any of the Financings will not be satisfied or that all of the Financings will not be available to Parent on the closing of the Offer. Parent has fully paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with each Financing Commitment. Notwithstanding anything to the contrary contained herein, Parent’s obligation to consummate the transactions contemplated hereby is not contingent on Parent’s ability to obtain any financing prior to consummating the Merger.
     (b) The following provision is not intended to imply that the Financing Commitments are a condition to consummation of the transactions contemplated hereby. Any of the Debt Financing Commitment and the Equity Commitments Letters may, in accordance with the provisions of this Agreement, be superseded at the option of Parent after the date of this Agreement by instruments (the “Alternative Financing Commitments”) replacing the then existing Debt Financing Commitment and Equity Commitment Letters, provided that there shall remain in Escrow an amount equal to the Parent Termination Fee. In such event, (x) the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the Alternative Financing Commitments to the extent then in effect, and (y) the term “Debt Financing” as used herein shall mean the debt financing contemplated by the Financing Commitments as modified pursuant to the foregoing clause (x).
     Section 4.6 Guarantee. The Sponsor has delivered the Guarantee to the Company. The Guarantee is in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of either Parent or the Sponsor under any term or condition of any Guarantee.
     Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.
     Section 4.8 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, is wholly-owned directly and beneficially by Parent and, prior to the Effective Time, Merger Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the transactions contemplated by this Agreement.
     Section 4.9 Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference into (i) the Offer Documents, the Schedule 14D-9 or the Information Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated hereby, will, on the date of its filing or at the date it is mailed to Company Common Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company Common Stockholders or at the time of the Company Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents, the Information Statement, the Proxy Statement and all other documents filed with the SEC will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement or Schedule 14D-9, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.
     Section 4.10 Management Arrangements. As of the date hereof, except as previously disclosed to the Company Board, there are no contracts or any other binding arrangements between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any director or officer of the Company, on the other hand, relating to this Agreement, the Offer, the Merger or any other transactions contemplated by this Agreement (including as to any investments to be made in, or contributions to be made to, Parent or Merger Sub), or to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.
     Section 4.11 Solvency. As of the Acceptance Date and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Offer and the Merger and all payments contemplated by this Agreement in connection with the Offer and the Merger (including payment of all amounts payable under Article I of this Agreement in connection with or as a result of the Offer and the Merger) and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, and assuming the accuracy as of the Acceptance Date in all material respects of those representations and warranties of the Company set forth in Article III that relate to the subject matter of clauses (i) through (iii) of this Section 4.11 (including Section 3.8): (i) the amount of the “fair saleable value” of the assets of each of Merger Sub, the Company and its Subsidiaries will exceed (A) the value of all liabilities of Merger Sub, the Company and such Subsidiaries, including contingent and other liabilities, and (B) the amount that will be required to pay the probable liabilities of the Merger Sub, the Company and such Subsidiaries on their existing debts as such debts become absolute and matured, (ii) each of Merger Sub, the Company and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (iii) each of Merger Sub, the Company and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
     Section 4.12 Section 203 of the DGCL. As of the date hereof, neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL, and neither Parent nor Merger Sub “owns” any shares of capital stock of the Company as defined in Section 203 of the DGCL.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business by the Company Pending the Merger.
     (a) The Company covenants and agrees that between the date of this Agreement and the Acceptance Date, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to (A) preserve intact its assets, properties, contracts or other legally binding understandings, licenses and business organizations, (B) generally keep available the services of its current officers and key employees as determined by the Company’s Chief Executive Officer in consultation with Parent and (C) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.
     (b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Acceptance Date, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, including Section 1.7 hereof, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned (other than, with respect to such approval being not unreasonably withheld, delayed or conditioned, in the case of clauses (i), (ii) and (iii) below): (i) declare, set aside, establish a record date for, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock or, except as permitted by Section 5.6, enter into any agreement with respect to the voting of its capital stock; (ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries; (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any Company Common Stock Rights or Subsidiary Stock Rights (except pursuant to restricted stock award agreements outstanding on the date hereof); (iv) issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries’ capital stock, or any Company Common Stock Rights (other than the issuance of shares of Company Common Stock upon the exercise of Company Common Stock Options or pursuant to the ESPP solely with respect to the Final Offering Period) (v) take any action the intended and actual result of which is to prevent the Company from consummating the Merger in accordance with the terms hereof other than any action otherwise required or permitted to be taken hereunder; (vi) amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries; (vii) incur, create, assume or otherwise become liable for any Indebtedness or assume, guaranty, endorse or otherwise become liable or responsible for the Indebtedness of any other Person; (viii) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions, or investments made to the Company’s Subsidiaries or loans or advances made to other Persons, including customer financing and installment payment arrangements, in the ordinary course of business consistent with past practice); (ix) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked; (x) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws; (xi) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments (A) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, (B) as expressly contemplated by Section 1.7 of this Agreement or (C) required under applicable Laws; (xii) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice; (xiii) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance, other than Permitted Encumbrances, or otherwise dispose of any material properties or assets (including stock or other ownership interests of its Subsidiaries), other than in the ordinary course of business consistent with prior practice; (xiv) acquire any material business, assets or securities other than in the ordinary course of business consistent with past practice; (xv) make any Tax election not consistent with prior practice or settle or compromise any material income Tax Liability or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects or file any materially amended Tax Return; (xvi) incur or commit to incur any unbudgeted capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $250,000, except in the ordinary course of business consistent with past practices or materially delay any material capital expenditures; (xvii) pay, discharge, settle or satisfy any Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business, consistent with past practice, as required by any applicable Law, as accrued for in the Company Financial Statements or as required by the terms of any contract of the Company, as in effect on the date of this Agreement; (xviii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (other than to permit a Person to present an Acquisition Proposal or take any other action permitted under Section 5.6); (xix) enter into, modify, amend or terminate (A) any contract which if so entered into, modified, amended or terminated could be reasonably likely to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (B) except in the ordinary course of business, any Company Material Contract; (xx) terminate any officer or key employee of the Company except as determined by the Company’s Chief Executive Officer in consultation with Parent; (xxi) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (xxii) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices; (xxiii) enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder; (xxiv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404; (xxv) compromise, release, waive or settle any Action (A) directly relating to or affecting the Company’s Intellectual Property, (B) having a value or in an amount in excess of $250,000 or (C) that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement; (xxvi) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries; (xxvii) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business; (xxviii) abandon or allow to lapse or expire any registration or application for material Company Intellectual Property; (xxix) enter into any new line of business outside of its existing business segments; (xxx) engage in Company-wide communication with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Offer or the Merger, unless any such communications are substantially consistent with prior directives, guidelines or other documentation provided to the Company by Parent; or (xxxi) except as permitted by Section 5.6 hereof, agree to take or enter into any letter of intent or similar agreement or arrangement with respect to any of the actions described in this Section 5.1(b).
     (c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Acceptance Date. Prior to the Acceptance Date, each of Parent and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     Section 5.2 Access to Information and Employees.
     (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish, to the extent prepared by the Company in the ordinary course of business, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, a copy of the monthly internally prepared financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and all other information concerning its business, properties and personnel as Parent may reasonably request.
     (b) During the period between the date hereof and the Effective Time, the Company shall provide, and shall cause its Subsidiaries and its and their

Representatives to provide, to Parent and to the Representatives of Parent, reasonable cooperation that may be reasonably requested by Parent in connection with the Financing to be incurred by Parent in order to consummate the transactions contemplated hereby, including but not limited to using commercially reasonable efforts to cause its advisors to provide financial statements and comfort letters that may be reasonably requested and are otherwise customary for such Financing.
     (c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
     (d) The Company acknowledges that, prior to the Effective Time, Parent or its Representatives may make available to the Company or its Representatives certain information that is confidential, proprietary or otherwise not publicly available including analyses, forecasts, plans, summaries and/or studies and that all such confidential material given by or on behalf of Parent to the Company will not be disclosed, reproduced, disseminated, quoted or referred by the Company or any of its Subsidiaries or Representatives to any Person.
     Section 5.3 Reasonable Best Efforts; Notification.
     (a) Subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the taking of all commercially reasonable acts necessary to cause the conditions set forth in Annex A or Article VI to be satisfied, (ii) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act, and including any Request for Additional Information and Documentary Material thereunder (a “Second Request”)); (iii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from the non-governmental Third Parties; (iv) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents; and (iv) exercising the Additional Share Option.
     (b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act (including any required submissions under a Second Request) and any other Antitrust Laws which the Company or Parent determines should be made, in each case with respect to the Offer and the Merger and the transactions contemplated hereby and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any suit, claim, action, investigation or proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such suit, claim, action, investigation, proceeding or threat, (3) promptly inform the other party of any material communication concerning the HSR Act or other Antitrust Laws to or from any Governmental Entity regarding the Offer or the Merger and (4) furnish to the other party such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act and any other Antitrust Laws. Except as may be prohibited by any Governmental Entity, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. Each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.
     (c) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Annex A hereto.
     (d) If any Antitakeover Laws are or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board of Directors shall promptly grant such approvals and use commercially reasonable efforts to take such other lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Offer or the Merger, as the case may be, and otherwise take such other commercially reasonable and lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.
     (e) Prior to the Acceptance Date, the Company (acting through its Board of Directors or its Compensation Committee) shall take all steps necessary to cause any employment compensation, severance or employee benefit arrangements that have been entered into by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates to be exempt under amended Rule 14d-10(c) promulgated under the Exchange Act and to insure that any such arrangements fall within the safe harbor provisions of such rule.
     Section 5.4 Proxy.
     (a) Proxy Statement. If the adoption of this Agreement by the Company Common Stockholders is required by Law, the Company shall, at Parent’s request, prepare preliminary proxy materials which shall constitute the Proxy Statement and the Company shall cause such Proxy Statement to be filed with the SEC as soon as practicable after the expiration of the Offer, and shall use its reasonable best efforts to cause such filing to occur no later than the date that is two (2) Business Days following such date. Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. Subject to and without limiting the rights of the Company Board of Directors pursuant to Section 5.6, the Proxy Statement shall include the Company Recommendation.
     (b) SEC Comments. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with the Parent, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall give due consideration to including in such document or response comments reasonably and timely proposed by Parent. As promptly as practicable after the clearance of the Proxy Statement by the SEC (the “SEC Clearance Date”), the Company shall mail the Proxy Statement and all other proxy materials to the Company Common Stockholders and, if necessary in order to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. If the SEC has failed to affirmatively notify the Company within ten (10) days after the filing of the Proxy Statement with the SEC that it will not be reviewing the Proxy Statement, then the Company shall use its reasonable best efforts to obtain such affirmative clearance of the Proxy Statement from the SEC and the date on which the Company receives such affirmative clearance shall be the “SEC Clearance Date”.

     (c) Information Supplied. Each of Parent, Merger Sub and the Company agrees, as to it and its Affiliates, directors, officers, employees, agents or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of shares of Company Common Stock and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and any other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent or Merger Sub which should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company and, to the extent required by the Exchange Act and any other applicable Laws, the Company shall amend or supplement the Proxy Statement promptly to disclose such event or circumstance. If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and, to the extent required by the Exchange Act and any other applicable Laws, the Company shall amend or supplement the Proxy Statement promptly to disclose such event or circumstance.
     Section 5.5 Approval of Merger.
     (a) If the adoption of this Agreement by the Company Common Stockholders is required by Law:
     (i) The Company shall duly call, give notice of and hold a meeting of its stockholders for the purpose of considering and voting upon the adoption of this Agreement (the “Company Stockholders Meeting”) as promptly as practicable following the date on which the Proxy Statement is mailed to the Company Common Stockholders; provided, that without the prior written consent of Parent, (i) the Company shall use its reasonable best efforts to cause the

Company Stockholders Meeting to be held not later than thirty (30) calendar days after the SEC Clearance Date, and (ii) the Company may not adjourn or postpone the Company Stockholders Meeting;
     (ii) The Company shall establish a record date for purposes of determining stockholders entitled to notice of and vote at the Company Stockholders Meeting (the “Record Date”), which record date shall not be prior to the Acceptance Date. Once the Company has established the Record Date, the Company shall consult with Parent prior to changing the Record Date or establishing a different record date for the Company Stockholders Meeting, unless required to do so by applicable Law.
     (iii) Subject to Section 5.6 and Article VII, at the Company Stockholders Meeting, the Company shall, through the Company Board of Directors, make the Company Recommendation unless there has been a Company Adverse Recommendation Change (which cannot occur after the Acceptance Date). Prior to any Company Adverse Recommendation Change, the Company shall take all reasonable lawful action to solicit the Company Required Vote. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance with Article VII, this Agreement shall be submitted to the Company Common Stockholders for the purpose of obtaining the Company Required Vote. The Company shall, upon the reasonable request of Parent, use its reasonable best efforts to advise Parent during the last ten (10) Business Days prior to the date of the Company Stockholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Required Vote. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedure matters) which the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.
     (iv) Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Merger Sub or any other subsidiary of Parent to be voted in favor of the adoption of this Agreement.
     (b) If, following the Acceptance Date and, if exercised, the closing of the Additional Share Option, Parent, Merger Sub, and any other subsidiary of Parent shall own, in the aggregate, at least 90% of the outstanding shares of Company Common Stock, Merger Sub shall, and Parent shall cause Merger Sub to, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer or exercise of the Additional Share Option, as applicable, without a Company Stockholders Meeting in accordance with Section 253 of the DGCL, including, for the avoidance of doubt, (i) causing the transfer to Merger Sub of any Company Common Stock owned by Parent and any other subsidiary of Parent and (ii) executing, acknowledging and filing with the Delaware Secretary a Certificate of Ownership and Merger.

     Section 5.6 No Solicitation of Transactions.
     (a) Except as expressly permitted by this Section 5.6, the Company and its officers and directors shall, and the Company shall instruct and cause its Representatives and Subsidiaries and their Representatives to, immediately from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not:
     (i) initiate, solicit, propose, encourage (including by providing information) or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;
     (ii) engage in or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any of its Subsidiaries to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide any information or data concerning the Company or any of its Subsidiaries to any Person pursuant to any commercial arrangement, joint venture arrangement, or other existing agreement or arrangement if it is reasonably likely that the Person receiving the confidential information could use such information for purposes of evaluating or developing an Acquisition Proposal;
     (iii) grant any waiver, amendment or release under any standstill or confidentiality agreement, the Rights Agreement or Takeover Statutes;
     (iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or that contradicts this Agreement or requires the Company to abandon this Agreement; or
     (v) resolve, propose or agree to do any of the foregoing.
The Company will, and will cause its Representatives to, promptly cease and cause to be terminated, any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal, and will promptly request the return of all confidential information provided by or on behalf of the Company to any and all Persons (including Project Alta Merger Corp., Project Alta Holdings Corp., their sponsors and any of their affiliates or representatives) who have had such discussions or negotiations or who have entered into confidentiality agreements with the Company pertaining to an Acquisition Proposal or similar transaction.
     (b) Notwithstanding anything to the contrary contained in Section 5.6(a) or elsewhere in this Agreement, but subject to the penultimate sentence of this Section

5.6(b), at any time following the date hereof and prior to, but not after, the Acceptance Date, the Company may, subject to compliance with this Section 5.6:
     (i) provide information in response to a request therefor to a Person who has made an unsolicited written Acquisition Proposal after the date of this Agreement if and only if, prior to providing such information, the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall promptly make available to Parent any material information concerning the Company and its Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Parent or the Parent Representatives; or
     (ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited written Acquisition Proposal;
provided, that prior to taking any action described in Section 5.6(b)(i) or Section 5.6(b)(ii) above, (A) the Company Board of Directors shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would violate the directors’ fiduciary duties under applicable Laws, and (B) the Company Board of Directors shall have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Without modifying the generality of the foregoing, prior to engaging in substantive discussions or negotiations with a Person submitting an unsolicited written Acquisition Proposal, the Company, after consultation with its Representatives shall make a determination that, to the best of the Company’s Knowledge: (x) such Person is reasonably likely to have adequate sources of financing or adequate funds to consummate such Acquisition Proposal and (y) such Person has stated in writing that it does not propose obtaining financing as a condition to its obligation to consummate such Acquisition Proposal. The Company shall not provide any such Person with access to non-public information until the preceding criteria are satisfied. The Company shall require any Person submitting an unsolicited Acquisition Proposal to include any proposed changes to the terms of this Agreement.
     (c) Except as expressly provided by Section 5.6(d), at any time after the date hereof, neither the Company Board of Directors nor any committee thereof shall:
     (i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or the Merger Sub, the Company Recommendation with respect to the Offer or the Merger, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after Parent so requests in writing (provided that Parent may make such request no more than two (2) times) or at a time when an Acquisition Proposal has been made and not withdrawn, (D)

fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within twenty (20) Business Days after the commencement of such Acquisition Proposal or (E) fail to include the Company Recommendation in the Schedule 14D-9 related to the Offer and the Proxy Statement (any action described in clauses (A) through (E), a “Company Adverse Recommendation Change”); or
     (ii) cause or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement relating to any Acquisition Proposal.
     (d) Notwithstanding anything to the contrary set forth in this Agreement (i) at any time prior to the Effective Time, the Company Board (or any committee thereof) may effect a Company Adverse Recommendation Change if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so is reasonably likely to violate the directors’ fiduciary duties under applicable laws, and (ii) at any time prior to the Acceptance Date, if the Company has received a written Acquisition Proposal from any Person that is not withdrawn and that the Company Board of Directors concludes constitutes a Superior Proposal, the Company Board of Directors may authorize the Company to terminate this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal, provided, however, that the Company may take the action provided for in this clause (ii), if and only if:
     (A) the Company shall have complied with its obligations under this Section 5.6 in all material respects;
     (B) the Company shall have provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received a written Acquisition Proposal that is not withdrawn and that the Company Board of Directors concludes constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board of Directors has resolved to terminate this Agreement pursuant to this Section 5.6(d), which notice shall specify the basis for such termination, including the identity of the party making the Superior Proposal and the material terms thereof; and
     (C) prior to effecting such termination, the Company shall, and shall cause their financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, that in the event of any material revisions to the Acquisition Proposal that the Company Board of Directors has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.6 (including this Section 5.6 (d)) with respect to such new written notice.

     (e) Nothing contained in this Section 5.6 shall be deemed to prohibit the Company or the Company Board of Directors from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. Notwithstanding anything in this Section 5.6 to the contrary, the Company and the Company Board of Directors may not take, agree or resolve to take any action that would result in the Company Common Stockholders no longer being capable under Delaware Law of validly adopting this Agreement.
     (f) From and after the date hereof, the Company agrees that it will promptly (and, in any event, within two days) notify Parent if any proposals or offers with respect to an Acquisition Proposal (including any material amendments thereto) are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers (subject to any pre-existing confidentiality agreements binding upon the Company). Neither Parent nor Merger Sub shall communicate with any Person who has made an Acquisition Proposal with respect to such Acquisition Proposal or any related matter during the term of this Agreement.
     (g) The Company agrees that in the event any of its Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 5.6, then the Company shall be deemed to be in breach of this Section 5.6.
     Section 5.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.
     Section 5.8 Litigation. Each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Offer, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.

     Section 5.9 Directors’ and Officers’ Indemnification and Insurance.
     (a) For a period of six years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify, advance expenses to, and hold harmless all past and present officers and directors of the Company (“Indemnified Persons”) to the fullest extent permitted by law and the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Certificate of Incorporation and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time; provided, however, in the case of advancement of expenses, any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advance if it is ultimately determined that such person is not entitled to indemnification. The Certificate of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement and indemnification that are at least as favorable to the Indemnified Persons as those contained in the Company Certificate of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.
     (b) The Company shall negotiate and purchase “tail” insurance coverage from the Company’s existing directors and officers liability insurers, or from other insurers, that provides for a period of six (6) years that is no less favorable in both amount and terms and conditions of coverage than the Company’s existing directors and officers liability insurance programs, or if substantially equivalent insurance coverage is not available, the best available coverage (“D&O Insurance”); provided however that the aggregate cost for the purchase of such D&O Insurance (for the entire six (6) year tail coverage period) shall not exceed more than 250% of the aggregate premium paid by the Company for the existing directors and officers liability and fiduciary liability insurance program, provided, further, that should the cost of D&O Insurance exceed the 250% cap, the Company shall instead purchase the best available coverage for 250% of the aggregate premium paid by the Company for the existing directors and officers liability and fiduciary liability insurance program.
     (c) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.9.
     (d) The obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person or any other person who is a beneficiary under the D&O Insurance (and their heirs and representatives) without the prior written consent of such affected Indemnified

Person or other person who is a beneficiary under the D&O Insurance (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.9, with full rights of enforcement against the Surviving Corporation and Parent as if a party thereto. The rights of the Indemnified Persons and other persons who are beneficiaries under the D&O Insurance (and their heirs and representatives) under this Section 5.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).
     (e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.
     Section 5.10 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.
     Section 5.11 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time. After the Effective Time, the Company shall also, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” as defined by Nasdaq Marketplace Rule 5615(c) and make all necessary filings and disclosures associated with such status.
     Section 5.12 Financing.
     (a) Parent shall use its reasonable best efforts to (a) negotiate definitive agreements with respect to the Financings on the terms and conditions contemplated by the Financing Commitments or, to the extent the Financing Commitments are not available to Parent, on other terms not materially less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) and (b) satisfy on a timely basis all conditions set forth in such Financing Commitments applicable to Parent and Merger Sub that are within their control. If any portion of the Financing Commitments becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event; provided, that consummating the Financings is not a condition to consummation of the Offer or the Merger and Parent shall draw down each Financing Commitment in full and without condition in order to consummate the Offer and the Merger and the other transactions contemplated hereby. Parent shall give the Company prompt notice of any material breach by any party to any Financing Commitment, of which Parent becomes aware, or any termination of any Financing Commitment. The Company shall use reasonable efforts to cooperate, and to cause its Subsidiaries and Representatives to cooperate, with Parent and Representatives of Parent in connection with obtaining the Financing, including, without limitation, participating in the preparation of any pro forma financial statements, the preparation of rating agencies presentations, the preparation of any comfort letters and offering memoranda and registration statements, and, at Parent’s request and expense, marketing efforts conducted in connection with the Financings.
     (b) Parent and Merger Sub shall use reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary or advisable to obtain the Financing contemplated by each Financing Commitment and, subject to Section 4.5, to fully enforce each Financing Commitment, including but not limited to (i) maintaining in effect each Financing Commitment without any amendment, alteration, or waiver that impairs Parent’s ability to provide the funds necessary to complete the Offer and the Merger, (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub set forth in each Financing Commitment that are material to the completion of the Financings and (iii) consummating the Financings contemplated by each Financing Commitment (or any alternative financing contemplated by an Alternative Financing Commitment) at or prior to the Acceptance Date.
     Section 5.13 Employee Matters.
     (a) After the Effective Time and through the end of the fiscal year of the Company in which the Effective Time occurs, the Surviving Corporation shall provide to Company Employees employee benefits (other than any bonus or incentive plans, and individual employment agreements) that will, in the aggregate, be substantially similar to those provided by the Company and its Subsidiaries to its employees as of the Effective Time.
     (b) With respect to the benefit plans in which the Company’s employees participate following the Effective Time (other than any bonus or incentive plans, and individual employment agreements), Parent agrees that it shall (i) recognize all service performed for the Company prior to the Effective Time for eligibility and vesting purposes, (ii) waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the Effective Time, have not been satisfied under any Company Benefit Plan) and (iii) provide that any deductible, coinsurance or out-of-pocket expenses incurred on or before the Effective Time during the plan year in which the Effective Time occurs under any applicable Company Benefit Plan providing health benefits will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

     (c) Nothing in this Section 5.13 or any other provision of this Agreement shall create any third-party beneficiary right for the benefit of any Person other than the parties to this Agreement, or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates. Nothing in this Section 5.13 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.
     (d) Between the date of this Agreement and the Acceptance Date, the Company shall use reasonable efforts to cause any employee involved in product development at the Company or at any of its Subsidiaries who has not executed an Intellectual Property assignment and confidentiality agreement to execute such an agreement in the form reasonably approved by the Parent.
     Section 5.14 Release of Liens. Between the date of this Agreement and the Acceptance Date, upon the request of Parent the Company shall use its reasonable best efforts to obtain the release of any liens on its tangible or intangible assets.
     Section 5.15 Directors. Promptly upon the acceptance for payment of, and payment by Merger Sub for, shares of Company Common Stock pursuant to the Offer, the parties hereto shall use best efforts such that Merger Sub may designate such number of members of the Company Board of Directors as will give Merger Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Merger Sub plus the number of shares of Company Common Stock otherwise owned by Parent, Merger Sub or any other subsidiary of Parent bears to (ii) the number of such shares outstanding; provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board of Directors, then until the Effective Time the Company shall use best efforts to cause the Company Board of Directors to have at least two (2) directors who are (i) directors on the date of this Agreement and (ii) independent directors for purposes of the continued listing requirements of the Nasdaq (such directors, the “Independent Directors”); provided, further, that if any Independent Director is unable to serve due to death or disability or any other reason, the parties hereto shall use best efforts such that the remaining Independent Directors may elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided that such individual is an independent director for purposes of the continued listing requirements of the Nasdaq) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement. If no Independent Director remains prior to the Acceptance Date, the parties hereto shall use best efforts such that a majority of the members of the Board of Directors of the Company at the time of the execution of this Agreement shall be entitled to designate two (2)

individuals to fill such vacancies who shall not be employees of or otherwise affiliated with the Company, Parent or Merger Sub, and such individuals shall be deemed Independent Directors for purposes of this Agreement. Following the election or appointment of Parent’s designees to the Company Board of Directors pursuant to this Section 5.15, and until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize: (a) any amendment or termination of this Agreement, (b) any amendment to the Certificate of Incorporation of the Company or the Bylaws of the Company (except for the Merger), (c) any extension by the Company of the time for the performance of any of the obligations of Merger Sub or Parent, (d) waiver of any of the Company’s rights under this Agreement or any other action adversely affecting the rights of the Company Common Stockholders (other than Parent or Merger Sub), and (e) any other consent of the Company or the Company Board of Directors with respect to this Agreement, the Offer or the Merger or any other transaction contemplated thereby or in connection therewith. To the fullest extent permitted by law, the authorization of any such matter by a majority of the Independent Directors shall constitute the authorization of such matter by the Company Board of Directors, and no other action on the part of the Company or any other director of the Company shall be required to authorize such matter. Following the Acceptance Time and prior to the Effective Time, neither Parent nor Merger Sub shall take any action to remove any Independent Director unless the removal shall be for cause. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Sub’s designees). In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board of Directors as provided above.
     Section 5.16 Rights Agreement; Consequences if Rights Triggered. The Company Board shall take all action requested in writing by Parent in order to render the Rights inapplicable to the Offer, the Merger and the Transactions. Except as approved in writing by Parent, the Company Board of Directors shall not (i) waive or amend any provision of the Rights Plan, (ii) redeem the Rights or (iii) take any action with respect to, or make any determination under, the Rights Plan. If any Distribution Date, Share Acquisition Date or Triggering Event occurs under the Rights Plan at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Offer Price and the Merger Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Offer, the Merger and the other Transactions.

ARTICLE VI
CONDITIONS PRECEDENT
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Company Common Stockholder Approval. If the Merger cannot be consummated pursuant to Section 253 of the DGCL, the Company Required Vote shall have been obtained.
     (b) No Order. No Governmental Entity of competent jurisdiction shall have (i) enacted a law that is in effect and renders the Merger illegal in the United States or any State thereof, or (ii) formally issued an injunction that is in effect and prohibits the Merger in the United States or any State thereof.
     (c) HSR Act. The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.
     Section 6.2 Additional Condition to Obligations of Parent and Merger Sub. The obligations to Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the condition that Merger Sub shall have accepted the Company Common Stock validly tendered and not withdrawn pursuant to the Offer.
     Section 6.3 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely upon the failure of any condition set forth in Sections 6.1 or 6.2 to be satisfied if such failure was caused by, or materially contributed to, such party’s breach of any provision of this Agreement.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     Section 7.1 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained or Parent has adopted this Agreement as the sole stockholder of Merger Sub):
     (a) by the mutual written consent of the Company and Parent;
     (b) by the Company or Parent, in the event that any Governmental Entity of competent jurisdiction shall have (i) enacted a law that is in effect at the time of such termination and renders the Merger or the Offer illegal in the United States or any State thereof at the time of such termination, or (ii) formally issued a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the Merger or the Offer in the United States or any State thereof; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall not have initiated such proceeding or taken any action in support of such proceeding;
     (c) by the Company, prior to the Acceptance Date, in order to enter into an Acquisition Agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.6 and (ii) contemporaneously the payment required by Section 7.2(b) has been made in full to Parent;
     (d) by Parent (i) prior to the Acceptance Date if (A) there shall have been a Company Adverse Recommendation Change, (B) the Company shall have materially breached any of its obligations under Section 5.6, or (C) any member of the Company Board of Directors shall have issued a press release or other writing broadly disseminated to the public stating that such member opposes the Merger, or any member of the Company Board of Directors shall have required the inclusion in the Offer Materials, the Proxy Statement or any other filing made by the Company or Parent with the SEC a statement to the effect that such director opposes the Merger, or (ii) following the Acceptance Date if any Independent Director shall have issued a press release or other writing broadly disseminated to the public stating that such Independent Director opposes the Merger, or any Independent Director shall have required the inclusion in the Proxy Statement or any other filing made by the Company or Parent with the SEC a statement to the effect that such Independent Director opposes the Merger;
     (e) by either Parent or the Company, if the Acceptance Date shall not have occurred on or prior to August 2, 2010 (the “Outside Termination Date”); provided, however, that the Outside Termination Date shall automatically be extended to October 1, 2010 if as of the original Outside Termination Date any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall not have expired or been terminated; provided, further, that (i) the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available at any time during which any Action is pending between the Company and Parent (or any of its Affiliates) in connection with this Agreement or any of the transactions contemplated hereby, (ii) the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party hereto whose actions or omissions have been the cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Outside Termination Date, or (B) the failure of the Acceptance Date to have occurred prior to the Outside Termination Date and (iii) the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available after Merger Sub accepts shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer;
     (f) by Parent prior to the Acceptance Date by written notice to the Company, if (i) there shall have been any breach of any representation or warranty of the Company hereunder, or any such representation and warranty shall have become untrue and incapable of being cured prior to the Acceptance Date, or any breach of any covenant or agreement of the Company hereunder, such that a condition in Section 6.1 or Section 6.2 would not be satisfied (which for the avoidance of doubt shall include the existence of a condition set forth in clauses (c) or (d) of Annex A) which breach is not curable or, if curable, shall not have been remedied within thirty (30) days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach, or (ii) there shall have occurred a Company Material Adverse Effect, which Company Material Adverse Effect is not curable or, if curable, shall not have been remedied within thirty (30) days after receipt by the Company of notice in writing from Parent, specifying the nature of such Company Material Adverse Effect, and requesting that it be remedied or Parent shall not have received reasonable assurance of a cure of such breach within such thirty (30) day period;
     (g) by the Company prior to the Acceptance Date by written notice to Parent, if (i) there shall have been any breach of any representation or warranty of Parent or Merger Sub, or any such representation and warranty shall have become untrue and incapable of being cured prior to the Acceptance Date, or any breach of any covenant or agreement of Parent or the Merger Sub hereunder, and as a result Parent and/or Merger Sub will not, or will not be able to, complete the Offer prior to the Outside Termination Date, or (ii) there shall have occurred a Parent Material Adverse Effect, which is not curable or, if curable, shall not have been remedied in all other instances, within thirty (30) days after receipt by Parent of notice in writing from the Company, specifying the nature of such Parent Material Adverse Effect and requesting that it be remedied or the Company shall not have received reasonable assurance of a cure of such breach within such thirty (30) day period;
     (h) by the Company by written notice to Parent, if Parent and/or Merger Sub shall have failed to commence the Offer within ten (10) Business Days of the date that the Company executes this Agreement and the Parent does not cure such failure within five (5) Business Days of receipt of written notice from the Company identifying such failure and its intent to terminate this Agreement under this provision; provided that the Company will not have the right to terminate the Agreement under this provision (i) if the Company’s actions or omissions have been the cause of, or resulted in, the failure of the Offer to have been commenced in the time period specified, or (ii) if the delay in the commencement of the Offer is the result of the existence of one of the conditions to the Offer set forth in clauses (a), (b), (c), (d), (g), (h) or (k) of Annex A to this Agreement not being satisfied; or
     (i) By Parent if, as the result of the failure of any of the conditions set forth in Annex A to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Merger Sub having become obligated to purchase any shares of Company Common Stock pursuant to the Offer.
The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h), or (i) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

     Section 7.2 Expenses; Company Termination Fee.
     (a) Expense Allocation. Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.
     (b) Company Termination Fee. Subject to the last sentence of this Section 7.2(b), if this Agreement is terminated (i) by the Company pursuant to Section 7.1(c), or (ii) by Parent pursuant to Sections 7.1(d), 7.1(f), or 7.1(i) (if, with respect to Section 7.1(i), the failure of the Offer to be consummated is the result of the existence of any of the conditions set forth in clauses (a), (c), (d), (g) or (i) of Annex A to this Agreement), then the Company shall promptly, and in any event within five (5) Business Days after the date of such termination (except as provided in the proviso below), pay Parent the Company Termination Fee by wire transfer of immediately available funds. Subject to the last sentence of this Section 7.2(b), if this Agreement is terminated (i) by Parent pursuant to Section 7.1(d) or Section 7.1(f) or by the Company pursuant to Section 7.1(c), or (ii) by Parent or the Company pursuant to Section 7.1(e) or by Parent pursuant to Section 7.1(i) in each case only if the failure of the Acceptance Date to have occurred prior to the date of such termination is the result of (x) the failure to satisfy the Minimum Tender Condition Threshold or (y) the existence of any of the conditions to the Offer set forth in clauses (a), (c), (d), (e), (f), (g), (h) or (i) of Annex A, then the Company shall promptly, and in any event within five (5) Business Days after the date of such termination, repay to Parent the Initial Funding Amount by wire transfer of immediately available funds. Notwithstanding anything to the contrary contained herein, if Merger Sub extends the Offer pursuant to clause (ii) or clause (iv) of the fifth sentence of Section 1.1(a) of this Agreement when all of the conditions to the Offer have been met then, notwithstanding a subsequent termination of this Agreement, under no circumstances shall the Company be obligated to pay the Company Termination Fee or to repay the Initial Funding Amount to Parent if such obligation arises only from events that occur after the Offer is extended, provided, that this restriction shall not apply if the Company shall have willfully failed to perform any obligation to be performed by it under this Agreement at such time of termination and the failure of such performance has resulted in the termination of this Agreement.
     (c) Expense Reimbursement. In the event this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(i) in each case only if the failure of the Acceptance Date to have occurred prior to the date of such termination is the result of the failure to satisfy the Minimum Tender Condition in circumstances where the Company Termination Fee is not required to be paid without giving effect to the final sentence of Section 7.2(b), then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay all of Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) in an amount not to exceed $3,000,000 (the “Parent

Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided, the Company shall not be obligated to pay any Parent Expenses if Parent and Merger Sub have not performed in all material respects all obligations to be performed by them under this Agreement at such time of termination and the failure of such performance has resulted in the termination of this Agreement.
     (d) Parent Termination Fee. If (i) this Agreement is terminated pursuant to Section 7.1(e) (but not if the failure of the Acceptance Date to have occurred prior to the date of such termination is the result of (x) the failure to satisfy the Minimum Tender Condition, (y) the existence of any of the conditions set forth in Annex A to this Agreement (other than as a result of the existence of the condition set forth in clause (k) of Annex A to this Agreement), or (z) the failure to receive the HSR Clearance prior to the Outside Termination Date), Section 7.1(g) or Section 7.1(h), or (ii) Merger Sub has extended the Offer pursuant to clause (ii) or clause (iv) of the fifth sentence of Section 1.1(a) of this Agreement at a time when the Minimum Tender Condition and HSR Clearance are met and none of the conditions set forth in clauses (a) through (j) of Annex A to this Agreement are in existence, and this Agreement is subsequently terminated as a result of events that occur after the Offer is extended, then Parent shall promptly (but in any event within 2 Business Days) pay to the Company the Parent Termination Fee by wire transfer of same day funds to one or more accounts designated by the Company; provided, however, that if Parent does not promptly pay such amount to the Company, then the Company may cause the Escrowed Funds to be paid to the Company pursuant to the Escrow Agreement.
     (e) Acknowledgment. The parties acknowledge that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant Section 7.2(b) and Section 7.2(d) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent and the Company, respectively, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 7.2, the parties would not have entered into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.2(b) or Parent fails to promptly pay the amount due pursuant to Section 7.2(d), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 7.2(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 7.2(d) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Parent agrees that notwithstanding anything in this Agreement to the contrary, in the event that the Company Termination Fee is paid in accordance with this Section 7.2, the payment of such Company Termination Fee shall be the sole and exclusive remedy of the Parent, its Subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its Representatives or Affiliates for, and in no event will the party being paid any Company Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment of any Company Termination Fee in accordance with this Section 7.2, neither the party paying such fee, nor any Representative or Affiliate of such party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby. The Company agrees that notwithstanding anything in this Agreement to the contrary, in the event that the Parent Termination Fee is paid in accordance with this Section 7.2, the payment of such Parent Termination Fee (and up to an additional $24,300,000 of liability, if damages incurred exceed $25,700,000) shall be the sole and exclusive remedy of the Company, its Subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against Parent and Merger Sub for, and in no event will the party being paid any Parent Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement in an aggregate amount in excess of Fifty Million Dollars (which amount shall include the amount of any Parent Termination Fee paid), and upon payment of such amount, neither the Parent or Merger Sub shall have any further liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated hereby. The Company agrees that notwithstanding anything in this Agreement to the contrary, in the event of a termination of this Agreement, or obligation of Merger Sub or Parent to pay the Parent Termination Fee, in no event shall any of the Representatives or Affiliates of Parent or Merger Sub be liable to the Company for any damages or amounts owed to the Company under this Agreement, and in no event will the Company seek to recover from any such Representatives any money damages or seek any other remedy based on a claim in law or equity with respect to (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.
     Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 7.1, Section 7.2, this Section 7.3 and Article VIII shall survive such termination and (b) nothing herein shall relieve any party from liability for specific performance or damages for any material breach of this Agreement or for fraud in connection with this Agreement.
     Section 7.4 Amendment. This Agreement may be amended by the parties in writing at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made which by Law requires the further approval of the Company Common Stockholders without such further approval. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
     Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.
     Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):
if to Parent, to
Merge Healthcare Incorporated
6737 West Washington Street, Suite 2250
Milwaukee, WI 53214
Attn: Chief Executive Officer

Phone: (414) 977-4200
Fax: (414) 977-4202
with a copy to:
McDermott Will & Emery LLP
227 West Monroe Street
Suite 4700
Chicago, Illinois 60606
Attn: Mark A. Harris
Phone: (312) 984-2121
Fax: (312) 984-7700
if to the Company, to
AMICAS, Inc.
20 Guest Street, Suite 400
Boston, MA 02135
Facsimile No.: (617) 779-7879
Attn: President and Chief Executive
          Officer and Chief Financial Officer
with a copy to:
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Telephone: (617) 542-6000
Facsimile: (617) 542-2241
Attention: John R. Pomerance, Esq.
     Section 8.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. The phrases “made available to Parent” or “furnished to Parent” or similar phrases as used in this Agreement will mean that the subject documents were posted to the on-line data room at the Uniform Resource Locator (URL) set forth in Section 8.3 of the Company Disclosure Letter prior to the date of this Agreement, or were available as exhibits to any of the Company Reports filed after December 31, 2007.
     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Indemnified Persons intended to benefit from the provisions of Section 5.9, who shall have the right to enforce such provisions directly. Notwithstanding the foregoing, the provisions of Section 7.2(e) and Section 8.9(c) shall be enforceable by each Financing Source and its successors and assigns.
     Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
     Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that prior to the Closing, Parent and Merger Sub may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
     Section 8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provision hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.
     Section 8.9 Consent to Jurisdiction; Venue.
     (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and to the jurisdiction of the United

States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.
     (c) Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source in any way relating to this Agreement or any of the transactions contemplated by this agreement, including, but not limited to any dispute arising out of or reliant in any way to the Financing Commitments or the performance thereof, in any forum other than the Court of Chancery of the State of Delaware, or, if under applicable law exclusive jurisdiction is vested in Federal courts, the United States District Court for the District of Delaware.
     Section 8.10 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.
ARTICLE IX
CERTAIN DEFINITIONS
     “Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions no less favorable to the Company than the terms of the Confidentiality Agreement; provided however that if the terms of such Acceptable Confidentiality Agreement are less favorable to the Company than the terms of the Confidentiality Agreement, then notwithstanding the foregoing, such agreement will be deemed an “Acceptable Confidentiality Agreement” if the Company offers to amend the Confidentiality Agreement so as to make the Confidentiality Agreement no more restrictive to the Parent than the confidentiality agreement signed by such counterparty(ies).
     “Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to an Acquisition Proposal.
     “Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition of twenty-five (25) percent or more of the Equity Interests in the Company (by vote or by value) by any Person, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Person acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty-five (25) percent or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Person, directly or indirectly, of any Equity Interest in any entity that holds assets representing, directly or indirectly, twenty-five (25) percent or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Person beneficially owning twenty-five (25) percent or more of the outstanding shares of Company Common Stock and any other voting securities of the Company, or (v) any combination of the foregoing. For the purposes of Section 7.2(b) of this Agreement, the number “51” shall be substituted for “25” in this definition.
     “ADA” shall mean the Americans with Disabilities Act.
     “ADEA” shall mean the Age Discrimination in Employment Act.
     “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Antitakeover Laws” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of any statute or regulation under the DGCL.
     “Antitrust Laws” shall mean any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state or local.
     “Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.
     “Certificate” shall mean each certificate representing one or more shares of Company Common Stock or, in the case of uncertificated shares of Company Common Stock, each entry in the books of the Company representing uncertificated shares of Company Common Stock.
     “Certificate of Merger” shall mean the Certificate of Merger or Certificate of Ownership and Merger, as applicable, with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.
     “Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Company Benefit Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each other benefit or compensation plan, policy, program, arrangement or agreement sponsored, maintained or contributed or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liability.
     “Company Bylaws” shall mean the Bylaws of the Company, as in effect as of the date hereof, including any amendments.
     “Company Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date hereof.
     “Company Closing Cash” shall mean, as of the Acceptance Date, cash, cash equivalents and marketable securities of the Company and its Subsidiaries (as such amounts are calculated and reflected in the balance sheet line items “Cash and Cash Equivalents” and “Marketable Securities” presented in the Company’s consolidated audited financial statements included in the Company SEC Reports).
     “Company Common Stock-Based Award” shall mean each right of any kind to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under Company Common Stock Plans (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than Company Common Stock Options.
     “Company Common Stock Option” shall mean each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.
     “Company Common Stock Plans” shall mean all employee and director stock plans of the Company and all individual consultant, employee, director or other Contracts that provide for any Company Common Stock-Based Award, in each case set forth on Section 3.3(b) of the Company Disclosure Letter.

     “Company Common Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, voting interest, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or which would otherwise alter the capitalization of the Company.
     “Company Disclosure Letter” shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.
     “Company Employees” shall mean employees of the Company who remain with the Surviving Corporation.
     “Company Financial Advisor” shall mean Raymond James & Associates.
     “Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.
     “Company Intellectual Property” shall mean Intellectual Property that is used in, or forms part of, the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries in each case as to which the Company or any of its Subsidiaries claims rights by virtue of ownership of title to such Intellectual Property, provided that the confidential and proprietary information described in item (vi) in the definition of Intellectual Property shall only be considered Company Intellectual Property to the extent deemed material by the Company.
     “Company Knowledge Person” shall mean the Persons set forth on Schedule 9.1 to the Company Disclosure Letter.
     “Company Material Adverse Effect” shall mean, with respect to the Company, any effect, change, event, occurrence, circumstance or development that is or would reasonably be expected to become materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, or any effect, change, event, occurrence, circumstance or development to the extent any of the foregoing directly or indirectly results from, arises out of, is attributable to, or related to any of the following, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (1) changes in the Company Common Stock price or trading volume, in and of itself; (2) any failure by the Company to meet published revenue or earnings projections, in and of itself (provided, however, that the exception in this clause and in clause (1) above shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such changes has resulted in, or contributed to, a Material Adverse Effect); (3) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry); (4) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (5) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the software industry generally or the information security industry generally (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry); (6) changes in political conditions in the United States or any other country or region in the world; (7) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (8) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world; (9) the announcement of this Agreement or the Prior Merger Agreement or the pendency or consummation of the transactions contemplated hereby or thereby; (10) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; (11) any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested; (12) changes in law, regulation or other legal or regulatory conditions (or the interpretation thereof) (to the extent such changes do not disproportionately affect the Company relative to other companies in its industry); (13) changes in GAAP or other accounting standards (or the interpretation thereof); (14) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Offer, the Merger or in connection with any other transactions contemplated by this Agreement or the Prior Merger Agreement; and (15) any matters expressly set forth in the Company Disclosure Letter; provided, however, that for purposes of this clause (15) the mere inclusion of a list of items such as contracts, option grants, customers, suppliers or intellectual property shall not be deemed to be disclosure of any issues under or liabilities with respect to the items on such list.
     “Company Option Plans” shall mean the Company’s 1996 Stock Option Plan, 2000 Broad-Based Stock Plan, Length-of-Service Nonqualified Stock Option Plan, 2006 Stock Incentive Plan, and Amended and Restated Directors Stock Option Plan.
     “Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.
     “Company Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2005.
     “Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the approval of this Agreement.
     “Company Restricted Stock” shall mean shares of Company Common Stock issued pursuant to any Company Common Stock Plan that are subject to specified vesting criteria.

     “Company Termination Fee” shall mean an amount in cash equal to four percent (4%) of the aggregate consideration to be paid in the Offer and the Merger for all of the outstanding Company Common Stock and all of the outstanding Company Stock Options under Section 1.9 of this Agreement.
     “Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
     “Confidentiality Agreement” shall mean the Confidentiality Agreement between the Parent and the Company, dated January 29, 2010.
     “Delaware Secretary” shall mean the Secretary of State of the State of Delaware.
     “Dissenter Shares” shall mean shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by Dissenting Stockholders.
     “Dissenting Stockholder” means any holder of shares of Company Common Stock who has not voted such shares in favor of the Merger and who is entitled to assert and properly asserts appraisal rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL, and who has not effectively withdrawn or lost the right to assert appraisal rights under the provisions of Section 262 of the DGCL.
     “Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with the Delaware Secretary, or at such later time as the parties hereto agree shall be specified in such Certificate of Merger.
     “Employment Agreements” shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.
     “Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.
     “Environmental Claims” shall mean any and all Actions, Orders, demands, directives, Encumbrances, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, release or threatened release of, any Hazardous Materials or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law.
     “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or human health.
     “Environmental Permits” shall mean all Permits required to be obtained by the Company in connection with its business under applicable Environmental Laws.
     “Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Financing Source” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Financing Commitments and any joinder agreements, credit agreements, indentures (or other definitive documentation) relating thereto.
     “FLSA” shall mean the Fair Labor Standards Act.
     “FMLA” shall mean the Family and Medical Leave Act.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any United States federal, state or local government or any court of competent jurisdiction, administrative or regulatory agency or commission or other domestic governmental authority or agency.
     “Hazardous Materials” shall mean all hazardous, toxic, explosive or radioactive substances, wastes or materials, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls and radon gas regulated pursuant to any Environmental Law.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, any and all rules or regulations promulgated from time to time thereunder, and any comparable state laws.
     “HIPAA Compliant” means that to the extent applicable, the Company or any Subsidiary (A) is in material compliance with any and all of the applicable requirements of HIPAA and (B) is not subject to, and could not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that could reasonably be expected to cause a Material Adverse Effect in connection with any violation by the Company and its Subsidiaries of the then effective requirements of HIPAA.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Indebtedness” means, with respect to any Person, (a) any Liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (v) arising from cash/book overdrafts, (vi) under conditional sale or other title retention agreements, (vii) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a); (c) the maximum Liabilities of such person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act); and (d) all Liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance.
     “Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing; (ii) all issued patents, patent rights, and patent applications; (iii) all registered and unregistered copyrights, copyright registrations, renewals thereof, and applications to register the same; (iv) all Internet domain names; (vi) all confidential and proprietary information including Trade Secrets; and (vii) all other intellectual property recognized in the jurisdictions where the Company or any of its Subsidiaries do business.
     “IRS” shall mean the Internal Revenue Service.
     “Knowledge,” or any similar expression used with respect to the Company, shall mean the actual knowledge of any Company Knowledge Person.
     “Labor Laws” shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.
     “Law” shall mean any federal, state or local statute, law, regulation, requirement, interpretation, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.
     “Leased Real Property Subleases” means all subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Leased Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any Subsidiary thereunder.
     “Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by Company or any of its Subsidiaries, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.
     “Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.
     “Minimum Closing Cash” shall mean $42,000,000 minus all costs and expenses of every kind and nature incurred or arising in connection with this transaction or the transactions contemplated by the Prior Merger Agreement, and without duplication of the foregoing, minus (A) (i) all fees and expenses paid or payable to Raymond James & Associates for its services rendered to the Company pursuant to the engagement letter between such parties, (ii) all fees and expenses paid or payable to the Company’s outside counsel, accountants and other third parties in connection with the transactions contemplated by this Agreement or the Prior Merger Agreement, (iii) all amounts paid or payable to Company employees in respect of stock options in connection with the transactions contemplated hereby, and all amounts paid or payable to Company employees in respect of any and all change in control or transaction bonus, severance or other similar obligations arising under Contracts between the Company and any such employees set forth in the Company Disclosure Letter, (iv) all amounts paid or payable by the Company in respect of any D&O Insurance that the Company is permitted to purchase pursuant to Section 5.9(b), (v) amounts payable to financial printers in connection with the preparation, printing and mailing of the Proxy Statement and holding the Company Stockholders Meeting (whether under the Prior Merger Agreement or this Agreement), (vi) all fees and expenses paid or payable by the Company in respect of any and all regulatory filings and in connection with the release of any and all liens in connection with this Agreement or the Prior Agreement and the consummation of the transactions contemplated hereby or thereby, (vii) all costs and expenses of seeking to obtain lien releases pursuant to Section 5.14, (viii) any Company Termination Fee (as defined in the Prior Merger Agreement) paid pursuant to the Prior Merger Agreement net of the Initial Funding Amount, and (ix) termination and severance amounts paid to employees terminated as provided for in the Company Disclosure Letter, plus (B) (i) the net cash proceeds to the Company from the exercise of any Company Common Stock Option occurring between the date hereof and the Acceptance Date and (ii) the cash contributed by participants pursuant to the ESPP (net of any portion of such amounts refunded to such participants).
     “Nasdaq” shall mean The Nasdaq Capital Market, f.k.a. the Nasdaq SmallCap Market.
     “NLRB” shall mean the United States National Labor Relations Board.
     “Open Source Software” shall mean any Software that is subject to any open source license including the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such Software or other Software combined or distributed with it be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.

     “Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.
     “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including, without limitation, all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping and all easements and other rights and interests appurtenant thereto, including, without limitation, air, oil, gas, mineral and water rights currently owned by the Company or any of its Subsidiaries, or owned by the Company or any of its Subsidiaries at any time in the previous 10 years.
     “Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.
     “Parent Group” shall mean, collectively, Parent, or any of its former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.
     “Parent Material Adverse Effect” shall mean, with respect to Parent, any effect that, individually or taken together with all other effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, would prevent the performance by Parent of any of its obligations under this Agreement or the consummation of the Offer.
     “Parent Termination Fee” shall mean an amount in cash equal to $25,700,000.
     “Paying Agent” shall mean shall mean the Company’s transfer agent or any other paying agent mutually acceptable to Parent and the Company.
     “Permitted Encumbrances” shall mean, (i) any statutory liens for current Taxes not yet due and payable, being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) with respect to any Real Property, such defects, imperfections or irregularities in title, claims, liens, charges, security interests, easements, covenants, restrictions and rights of way (unrecorded and of record) and other similar matters or record affecting title, if any, that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use or occupancy of such Real Property in the operation of the business as presently conducted or contemplated to be conducted thereon, (iii) liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations and building or other similar codes or restrictions which are imposed by a Governmental Authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of the business conducted thereon and which do not adversely effect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its subsidiaries or otherwise materially impair the Company’s or any of its subsidiaries’ operation of their business, (iv) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (v) purchase money liens and statutory liens against the Company’s personal property securing rental payments under leases, subleases and licenses, (vi) mechanics’, carriers’, workmen’s, repairmen’s, warehouseman’s, materialmen’s and similar statutory Liens, incurred in the ordinary course of business for amounts which are not due and payable, and (vii) other liens which are immaterial to the operation of the business and the value of the Company and its Subsidiaries.
     “Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.
     “Prior Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of December 24, 2009, by and among the Company, Project Alta Merger Corp. and Project Alta Holding Corp.
     “Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Common Stockholders in connection with the Company Common Stockholders Meeting.
     “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.
     “Representatives” shall mean, with respect to any person such person’s officers, directors, employees, auditors, attorneys, financial advisors (including the Company Financial Advisor), agents and representatives, including any investment banker, financial advisor, Financing Source (in the case of Parent), attorney, accountant or other advisor, agent, representative or controlled Affiliate.
     “SEC” shall mean the Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Software” shall mean: (A) any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; and (B) any databases and compilations to the extent integrated into, or implemented with, such computer programs.
     “Sponsors” shall mean Merrick RIS, LLC, a Delaware limited liability company.
     “Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

     “Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.
     “Superior Proposal” shall mean a written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50%) and not solicited in material violation of Section 5.6 which the Company Board of Directors determines in good faith, after consultation with independent financial advisor and outside legal counsel, (a) is for a price per share higher than the Merger Consideration provided in this Agreement and (b) would result in a transaction more favorable to the stockholders of the Company after taking into account all relevant factors including the form of the consideration, capital commitments (if any), timing of the proposed transaction, and risks of non-consummation.
     “Surviving Corporation” shall mean the corporation surviving the Merger.
     “Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.
     “Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Company, Parent, Merger Sub or any Affiliates thereof.
     “Trade Secret” shall mean information which gives the possessor of it a competitive advantage, which advantage derives from the fact that such information is kept confidential. through the use of reasonable security precautions.
     “Transaction Documents” shall mean this Agreement, the Stockholder Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.
     “User Documentation” shall mean explanatory and informational materials concerning the Company products, in printed or electronic format, which the Company or any Subsidiary has released for distribution to end users with such Company products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

     “WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.
Index of Terms Defined Elsewhere

Defined Term	Location

Acceptance Date	Section 1.1
Action	Section 3.7(a)
Agreement	Preamble
Alternative Financing Commitments	Section 4.8
Assessments	Section 3.6(e)
Bankruptcy and Equity Exception	Section 3.2
Certificates	Section 2.2
Certifications	Section 3.8(b)
Closing Date	Section 1.2
Company	Preamble
Company Adverse Recommendation Change	Section 5.6(d)(ii)(B)
Company Arrangements	Section 3.12
Company Board of Directors	Recitals
Company Common Stock	Recitals
Company Common Stockholders	Recitals
Company Compensation Committee	Section 3.12
Company Material Contract	Section 3.15(a)
Company Real Property	Section 3.11(d)
Company Recommendation	Section 3.5(a)
Company Stockholders Meeting	Section 5.5
Covered Securityholders	Section 3.12
Debt Financing	Section 4.8

Index of Terms Defined Elsewhere

Defined Term	Location

DGCL	Recitals
Equity Commitment Letters	Recitals
Equity Financing	Section 4.8
ESPP	1.9(d)
Exchange Fund	Section 2.1
Export Approvals	Section 3.6(c)
FCPA	Section 3.6(b)
FDA	Section 3.6(c)
Final Offering Period	1.9(d)
Financing	Section 4.8
Financing Commitments	Section 4.8
Fully Diluted Shares	Annex A
Guarantees	Recitals
HSR Clearance	Annex A
Indemnified Persons	Section 5.9
Information Statement	Section 1.1
Information Systems	Section 3.16(k)
Landlord Leases	Section 3.11(e)
Leases	Section 3.11(d)
Leased Property	Section 3.11(d)
Merger	Recitals
Merger Consideration	Section 1.4(a)
Merger Sub	Preambles
Minimum Tender Condition	Annex A

Index of Terms Defined Elsewhere

Defined Term	Location

Notice Period	Section 5.6(e)(iii)
Offer	Recitals
Offer Price	Recitals
Offer Documents	Section 1.1
Offer Letter	Section 1.13
Outside Termination Date	Section 7.1(f)
Parent	Preamble
Parent Expenses	Section 7.2(c)
Paying Agent	Section 2.1
Record Date	Section 5.5(b)
Right	Recitals
Rights Plan	Recitals
SEC Clearance Date	Section 5.4(b)
Second Request	Section 5.3
Stockholder Agreements	Recitals
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MERGE HEALTHCARE INCORPORATED
Date: 2/28/2010	By:	/s/ Justin Dearborn
		Name:	Justin Dearborn
		Title:	CEO

PROJECT READY CORP.
Date: 2/28/2010	By:	/s/ Justin Dearborn
		Name:	Justin Dearborn
		Title:	CEO

AMICAS, INC.
Date: 3/5/2010	By:	/s/ Stephen N. Kahane, M.D.
		Name:	Stephen N. Kahane, M.D.
		Title:	CEO and Chairman

Signature Page to Agreement and Plan of Merger

ANNEX A
Conditions of the Offer
     Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent both (x) a majority of the Fully Diluted Shares and (y) at least the number of shares necessary for the Merger Sub to acquire in the Offer so that when added with the amount of shares that the Merger Sub is able to purchase pursuant to the Additional Share Option Merger Sub would own a sufficient number of shares of Company Common Stock to satisfy the Short-Form Threshold as of the closing date of the Offer (the “Minimum Tender Condition”) and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated (“HSR Clearance”). The term “Fully Diluted Shares” means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options other than the option granted to Parent or Merger Sub pursuant to Section 1.11 of this Agreement, rights and securities exercisable or convertible into such voting securities, other than potential dilution attributable to the Rights. Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to commence the Offer, accept for payment or to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for if, on or prior to the acceptance of such Company Common Stock pursuant to the Offer, any of the following conditions exists (it being understood that with respect to the commencement of the offer, only the condition set forth in clauses (a), (b), (c), (d), (g), (h) or (j) shall be applicable):
     (a) a Company Adverse Recommendation Change shall have occurred.
     (b) a Governmental Entity of competent jurisdiction shall have (i) enacted a law that is in effect and renders the Offer or the Merger illegal in the United States or any State thereof, or (ii) formally issued an injunction that is in effect and prohibits the Offer or the Merger in the United States or any State thereof.
     (c) (i) other than the representations and warranties set forth in Sections 3.1(a), 3.2, 3.3 and 3.20 the representations and warranties of the Company set forth in this Agreement shall not be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of such time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Sections 3.1(a), 3.2, 3.3 and 3.20 shall not be true and correct
Signature Page to Agreement and Plan of Merger

in all material respects as of the date of this Agreement and as of such time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); provided that with respect to the representations and warranties set forth in Section 3.3(a), (b) and (d), as long as, despite all such understatements in the aggregate, Parent and Merger Sub are still able to exercise the Additional Share Option in an amount sufficient to meet the Short-Form Threshold, the aggregate number of shares of Company Common Stock outstanding or issuable upon exercise or conversion of any outstanding Company Common Stock Rights as of the date hereof, taken together, shall not be understated by more than 50,000 shares of Company Common Stock (with each Company Common Stock Right being counted as a fraction of a share of Company Common Stock equal to the result obtained by dividing the excess, if any, of the Offer Price over the exercise price of such Company Common Stock Right by the Offer Price) plus an additional number of shares equal to (w) the amount of any cash reduction in the transaction Bonus Pool disclosed by the Company on Section 3.13(a) of the Company Disclosure Letter divided by (x) the Offer Price; plus an additional number of shares equal to (y) the amount, if any, by which Company Closing Cash exceeds the Minimum Closing Cash divided by (z) the per share Merger Consideration. Prior to the acceptance of the shares in the Offer, Parent shall have received a certificate of an executive officer of the Company on its behalf to certifying that this condition does not exist as of the expiration of the Offer.
     (d) the Company shall not have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it. Prior to the acceptance of the shares in the Offer, Parent shall have received a certificate of an executive officer of the Company on its behalf to certifying that this condition does not exist immediately prior to the expiration of the Offer.
     (e) the Company Closing Cash is less than an amount equal to the Minimum Closing Cash.
     (f) Parent shall not have received a certificate from the Company, in the form attached hereto as Exhibit D, to the effect that the Company is not a U.S. real property holding company.
     (g) there shall have occurred a Company Material Adverse Effect that is continuing.
     (h) the Company shall not have filed all Company Reports required to be filed with the SEC prior to the expiration of the Offer.
     (i) the Company shall not have delivered to Parent evidence of the release of all the liens in and to the assets of the Company and its Subsidiaries that are reasonably requested by Parent and evidence of termination of all financing statements filed with respect to such liens, except Permitted Encumbrances (for this purpose clause (vii) of the

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definition of “Permitted Encumbrance” shall mean other liens in an amount not more than $500,000 in the aggregate.
     (j) no Person shall have become an Acquiring Person (as defined in the Rights Plan).
     (k) this Agreement shall have been terminated in accordance with its terms.
     The foregoing conditions (other than the Minimum Tender Condition) are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent or may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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